UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

SEARS HOLDINGS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2018
Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (the “Company” or “Sears Holdings”) on Wednesday, May 9, 2018. The meeting will begin at 9:00 a.m. (Central time) in the Sears Holdings General Session Room, 3333 Beverly Road, Hoffman Estates, Illinois.

We are pleased to furnish proxy materials to our stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting.

Whether or not you plan to attend the meeting in person, please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are included in your Notice of Internet Availability of Proxy Materials or proxy card (if you receive your materials by mail).

Sincerely,

Edward S. Lampert
Chairman of the Board and Chief Executive Officer

Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179

Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179

Notice of 2018 Annual Meeting of Stockholders

May 9, 2018

9:00 a.m. Central Time
Sears Holdings Corporation, General Session Room,
3333 Beverly Road, Hoffman Estates, Illinois 60179

March 29, 2018

We invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (“Sears Holdings,” “Company,” “we,” “our” or “us”) to:

1.	Elect the six directors named in this proxy statement;
2.	Hold an advisory vote to approve the compensation of our named executive officers;
3.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2018;
4.	Vote on one stockholder proposal regarding an independent Chair of the Board of Directors, if properly presented at the meeting; and
5.	Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The record date for determining stockholders entitled to notice of, and to vote at, this annual meeting is March 12, 2018. Only stockholders of record at the close of business on that date can vote at the meeting.

For more information, please read the accompanying proxy statement.

On or about March 29, 2018, a Notice of Internet Availability of Proxy Materials (the “Notice”) is first being mailed to our stockholders of record as of March 12, 2018 and our proxy materials are first being posted on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those stockholders who previously requested to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, you will receive those materials as you requested.

It is important that your shares are represented at the meeting. Stockholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) through the Internet or (4) by completing and mailing a proxy card if you receive your proxy materials by mail. Specific instructions for voting by telephone or through the Internet are included in the Notice. If you attend and vote at the meeting, your vote at the meeting will replace any earlier vote.

Luke J. Valentino
Associate General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2018.

The Company’s proxy statement for the 2018 annual meeting of stockholders and the 2017 Annual Report on Form 10-K for the fiscal year ended February 3, 2018 are available at www.proxyvote.com.

Proxy Statement

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, May 9, 2018. A Notice of Internet Availability of the Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com) is first being mailed to stockholders on or about March 29, 2018. For those stockholders who previously requested to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, you will not receive the Notice and will continue to receive a paper or electronic copy of the proxy materials, which are also being mailed on or about March 29, 2018.

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   1

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QUESTIONS AND ANSWERS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) is being sent to most of our stockholders commencing on or about March 29, 2018, which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials for the Sears Holdings 2018 Annual Meeting of Stockholders (the “Annual Meeting”) include the Notice of Annual Meeting, this proxy statement and our 2017 Annual Report on Form 10-K. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy.

If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the Annual Meeting. These officers are Robert A. Riecker, Stephen L. Sitley and Luke J. Valentino.

The form of proxy and this proxy statement have been approved by the Board of Directors and are being provided to stockholders by its authority.

What am I voting on at the Annual Meeting?

At the Annual Meeting, our stockholders are asked to:

•	elect the six directors named in this proxy statement (see page 9);
•	hold an advisory vote to approve the compensation of our named executive officers as described in this proxy statement (see page 37);
•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018 (see page 38);
•	vote on the stockholder proposal regarding an independent Chair of the Board of Directors, if properly presented at the meeting (see page 40); and
•	consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of the Board of Directors’ nominees for director named in this proxy statement;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement;
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018; and
•	AGAINST the stockholder proposal regarding an independent Chair of the Board of Directors, if properly presented at the meeting.

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   3

QUESTIONS AND ANSWERS

Who is entitled to vote?

Only holders of our common stock at the close of business on March 12, 2018 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 107,957,910 shares of common stock outstanding on the Record Date.

How do I cast my vote?

If you hold your shares directly in your own name, you are a “registered stockholder” and can vote in person at the Annual Meeting or you can complete and submit a proxy through the Internet, by telephone or by mail (if you received a proxy card by mail). If your shares are registered in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

How do I vote by telephone or through the Internet?

If you are a registered stockholder, you may vote by telephone or through the Internet following the instructions on the Notice or proxy card. If you are a street-name stockholder, your broker or other nominee has provided information for you to use in directing your broker or nominee how to vote your shares.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Can I change my vote after I have voted?

A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Corporate Secretary at Sears Holdings Corporation, Law Department,

3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary. The last vote received prior to the meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting.

Can I revoke a proxy?

Yes, registered stockholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question. Street-name stockholders cannot revoke their proxies in person at the Annual Meeting because the actual registered stockholders, the brokers or other nominees, will not be present. Street-name stockholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact the broker or nominee directly.

What does it mean if I receive more than one Notice, proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please provide voting instructions for all proxy and voting instruction cards you receive. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, at 1-800-732-7780, www.computershare.com/investor or by mail at Computershare Trust Company, N.A., P.O. Box 30170, College Station, Texas 77842-3170. Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

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QUESTIONS AND ANSWERS

What shares are included on my Notice?

Your Notice includes all shares registered to your account in the same social security number and address, including any full and fractional shares you own under one or more of the following plans:

•	the Sears Holdings Savings Plan;
•	the Sears Holdings Puerto Rico Savings Plan; or
•	the 2013 Associate Stock Purchase Plan.

We refer to the Sears Holdings Savings Plan and the Sears Holdings Puerto Rico Savings Plan, collectively, as the “Savings Plans.”

How do I vote if I hold my shares through the Savings Plans?

If you participate in a Savings Plan (US or Puerto Rico) and have a balance in the SHLD Stock Fund, you may direct the trustee how to vote the number of shares of common stock credited to your account through the Internet, by telephone, or by U.S. mail. Your direction will be held in confidence by the trustee of the relevant Savings Plan. If you do not direct the vote of shares credited to your account in a Savings Plan (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the trustee of the relevant Savings Plan will vote the shares in your account in proportion to the way other participants in the

Savings Plans vote their shares, unless contrary to the Employee Retirement Income Security Act of 1974. To allow sufficient time for the trustees of the Savings Plans to tabulate the vote of the Savings Plan shares, you must vote through the Internet, by telephone or return your proxy card so that it is received by 5:00 p.m. Eastern Time on May 7, 2018. Because shares of common stock held in the Savings Plans are registered in the name of the Savings Plan trustee, participants in the Company’s Savings Plans cannot vote Savings Plan shares or revoke prior voting instructions in person at the Annual Meeting.

What makes a quorum?

Each outstanding share of our common stock as of the Record Date is entitled to one vote at the Annual Meeting. A majority of the outstanding shares entitled to vote, being present or represented by proxy at the meeting, constitutes a quorum. A quorum is necessary to conduct the Annual Meeting.

How many votes are needed to approve each of the proposals?

Item 1: The director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that the six nominees who receive the most affirmative votes will be elected as directors.

Item 2: Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Item 3: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Item 4: Approval of the stockholder proposal regarding an independent Chair of the Board of Directors, if properly presented at the Annual Meeting, requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

How are votes counted?

Under Delaware law and our Restated Certificate of Incorporation and Amended and Restated By-Laws, all votes entitled to be cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those stockholders vote “for,” “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required to (1) approve, on an advisory basis, the compensation of our named executive officers, (2) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and (3) approve the stockholder proposal regarding an independent Chair of the Board of Directors, if properly presented at the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes cast in favor of a nominee will be counted for purposes of determining the nominees who will be elected; votes that are withheld will be excluded and will have no effect. However, the Board of Directors and the Nominating and Corporate Governance Committee will consider a substantial number of withheld votes in future decisions regarding director nominees.

What is the effect of an abstention?

Abstentions occur when stockholders are considered present at the Annual Meeting, but fail to vote. The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the stockholder is present in person or represented by proxy. Abstentions may be specified on all proposals (other than the election of directors). An abstention from

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   5

QUESTIONS AND ANSWERS

voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote “against” the proposal to approve, on an advisory basis, the compensation of our named executive officers, the proposal to ratify the appointment of Deloitte

& Touche LLP as our independent registered public accounting firm and the stockholder proposal regarding an independent Chair of the Board of Directors, if properly presented at the Annual Meeting.

How will votes be counted on shares held through brokers?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes” with respect to certain proposals. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors, the advisory proposal to approve the compensation of our named executive officers or the stockholder proposal regarding an independent Chair of the Board of Directors, unless they receive voting instructions from the beneficial owner. The shares of a stockholder whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the stockholder is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Who may attend the Annual Meeting?

Any stockholder as of the Record Date may attend. Seating and parking are limited and admission is on a first-come basis. Registration will begin at 8:30 a.m. and seating will begin at 8:45 a.m.

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sears Holdings common stock as of the close of business on the Record Date will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. If you received a Notice of Internet Availability of Proxy Materials and will not be requesting a printed copy of the proxy materials, please bring that Notice with you as your admission ticket. If you are a registered stockholder and you received printed copies of your proxy materials by mail, an admission ticket is attached to your proxy card. If you are a street-name stockholder, you will need to bring a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of Sears Holdings shares as of the Record Date. You may also contact your bank or broker to obtain a written legal proxy. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Can I access future annual meeting materials through the Internet rather than receiving them by mail?

Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing our 2018 Annual Report on Form 10-K and the proxy statement for our 2019 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees the Company incurs in connection with the solicitation of proxies.

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QUESTIONS AND ANSWERS

What is “householding”?

Sears Holdings has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, stockholders of record who have the same address and do not receive proxy materials electronically will receive a single Notice or set of proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the Company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The Company will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

How do I revoke my consent to the householding program?

If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You may also revoke your consent by contacting Sears Holdings’ householding agent by calling toll free at 1-800-542-1061 and following the voice prompts. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in street-name, please contact your bank, broker or other holder of record to request information about householding.

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CORPORATE GOVERNANCE

Corporate Governance Practices

Our Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for governance of the Company. The Nominating and Corporate Governance Committee reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of Board committees, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.searsholdings.com under the heading “Investors—Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that:

•	A majority of the members of the Board must be independent directors to the extent required by the securities laws and the NASDAQ listing rules;
•	Independent directors are to meet regularly, at least twice a year, in executive session without management present;
•	The Board and its committees have the power to engage at the Company’s expense independent legal, financial or other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s management in advance; and
•	The Board conducts an annual self-evaluation to assess whether it and its committees are functioning effectively. Each year, the Nominating and Corporate Governance Committee leads a confidential assessment process under which each individual director comments on the performance of the Board and its committees. The Nominating and Corporate Governance Committee then reports to the Board with a full assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the Company and areas in which the Board or management believes that the Board could improve.

Director Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each director. In making its independence determinations, the Board considers transactions, relationships and arrangements between Sears Holdings and entities with which members of the Board of Directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a retail company such as Sears Holdings.

As a result of this review, the Board affirmatively determined that the following current and former directors met the standards of independence under our Corporate Governance Guidelines, the applicable NASDAQ listing rules and other applicable laws and regulations, including that each member is or was free of any relationship that would interfere with his or her individual exercise of independent judgment:

Cesar L. Alvarez
Bruce R. Berkowitz
Paul G. DePodesta
William C. Kunkler III
Ann N. Reese
Thomas J. Tisch

In determining that Cesar L. Alvarez, a former director of the Company, met the applicable independence standards, the Board considered his relationship with affiliates of Fairholme Capital Management, LLC, a significant stockholder, and the annual amounts paid by Sears Holdings to the law firm of Greenberg Traurig, LLP, where he serves as co-chairman.

In determining that Bruce R. Berkowitz, a former director of the Company, met the applicable independence standards, the Board considered his relationship with affiliates of Fairholme Capital Management, LLC, a significant stockholder.

The Board has also determined that all members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under the NASDAQ listing rules and rules promulgated pursuant to the Securities Exchange Act of 1934, as amended. The Board has further determined that Ann N. Reese, the chair of the Audit Committee, and William C. Kunkler, III are “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Board has also determined that all members of the Compensation Committee meet independence criteria applicable to compensation committee members under the NASDAQ listing rules.

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ITEM 1.	ELECTION OF DIRECTORS

Item 1 is the election to our Board of the six nominees named in this proxy statement. If elected, the six nominees named in this proxy statement will hold office until the next annual meeting or until their successors are elected and qualified. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed.

The number of Directors constituting the entire Board is currently fixed at six. Accordingly, the proxies may not vote for the election of more than six nominees for Director at the Annual Meeting.

The Board expects all nominees to be available for election. If any nominee should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, the proxies will vote your shares for that other person.

The Board recommends that you vote “FOR” election of the six nominees for director named in this proxy statement.

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Paul G. DePodesta

Director since 2012

Paul G. DePodesta, 45, is Chief Strategy Officer for the Cleveland Browns football team, and has served in that position since January 2016. From November 2010 until January 2016, he served as Vice President, Player Development & Amateur Scouting for the New York Mets major league baseball club. From November 2008 until November 2010, he served as Executive Vice President for the San Diego Padres major league baseball club. From July 2006 until November 2008, he served as Special Assistant for Baseball Operations with the San Diego Padres. For nine years prior to joining the San Diego Padres, Mr. DePodesta worked in a variety of positions with other major league baseball clubs, including time as the Executive Vice President and General Manager for the Los Angeles Dodgers major league baseball club. Mr. DePodesta brings to the Board extensive experience as a leader and manager, including expertise in evaluating, procuring and developing talent and in creating and using processes and systems to evaluate individuals, teams and organizations.

Kunal S. Kamlani

Director since 2014

Kunal S. Kamlani, 45, is President, ESL Investments, Inc., a hedge fund, and has served in this position since March 2016. Prior to ESL, he was Chief Executive Officer of CASP Advisors, an independent advisory firm founded in 2015, which focuses on brand extension strategies, infrastructure development and mergers & acquisitions in the global cruise industry. Mr. Kamlani previously served as President and Chief Operating Officer of Prestige Cruise Holdings, the parent company of Oceania Cruises and Regent Seven Seas Cruises, from August 2011 until December 2014, prior to which he served as its chief financial officer from August 2009 to March 2010. From March 2010 to May 2011 he served as head of the Global Investment Solutions division of Bank of America/Merrill Lynch. Mr. Kamlani also served as Managing Director and Chief Operating

Officer of Smith Barney from October 2006 until June 2009. Mr. Kamlani served on the board of directors of Staples Inc. from June 2015 until September 2017, when that company was sold in a going private transaction. Mr. Kamlani brings to the Board extensive experience in corporate finance, operational excellence and organizational leadership.

William C. Kunkler, III

Director since 2009

William C. Kunkler, III, 61, is the Executive Vice President of Operations of CC Industries, Inc., an affiliate of Henry Crown and Company, and has served in that position, as well as other officer positions, since 1994. CC Industries, Inc. is a private equity firm focused on manufacturing companies and real estate investments. Mr. Kunkler has extensive manufacturing company experience and a thorough understanding of business operations, including finance and accounting principles and functions as well as operational methodologies, garnered from his experience as an executive officer and director of various companies. He also has strong ties to the Chicago area, the location of Sears Holdings’ corporate headquarters.

Edward S. Lampert

Director since 2005

Edward S. Lampert, 55, is Chairman of our Board of Directors, and our Chief Executive Officer. He is also the Chairman and Chief Executive Officer of ESL Investments, Inc., which he founded in April 1988. Since July 2015, Mr. Lampert has served as Chairman of the Board of Trustees of Seritage Growth Properties. Mr. Lampert has extensive experience in business and finance, and he has invested in many retail companies. He also served as Chairman of the Board of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

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ITEM 1.    ELECTION OF DIRECTORS

Ann N. Reese

Director since 2005

Ann N. Reese, 65, founded the Center for Adoption Policy in New York in 2001 and serves as its Co-Executive Director. Prior to founding the Center, Ms. Reese served as a Principal with Clayton, Dubilier & Rice, a private equity investment firm, in 1999 and 2000. From 1995 to 1998, she was Executive Vice President and Chief Financial Officer of ITT Corporation, a hotel and gaming company. Ms. Reese is a director of Xerox Corporation and Genesee & Wyoming Inc. and a trustee of the University of Pennsylvania. Ms. Reese has extensive executive experience in corporate finance, financial reporting and strategic planning through her position as a public company chief financial officer as well as corporate governance expertise gained from her experience on other public company boards. Ms. Reese also served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Thomas J. Tisch

Director since 2005

Thomas J. Tisch, 63, has served as the Managing Partner of Four Partners, a private investment firm, since 1992. He has served as the Chancellor of Brown University since July 2007, and he is also a trustee of New York University Medical Center. Mr. Tisch served as a director of Synageva BioPharma Corp. from June 2012 until its acquisition by Alexion Pharmaceuticals, Inc. in June 2015. Mr. Tisch brings financial and general business expertise to the Board from his position at a private investment firm. Mr. Tisch also served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

The Nominating and Corporate Governance Committee of our Board is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualifications as independent and their economic interest in the Company through meaningful share ownership, as well as considerations of diversity, skills and experience in relation to the needs of the Board. Director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter. While the Committee has the ability to retain a third party to assist in the nomination process, the Company did not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees in fiscal year 2017. The ultimate responsibility for selection of director nominees resides with the Board. The Board and the Nominating and Governance Committee believe that each nominee has the relevant experience, personal and professional integrity, ability to make independent, analytical inquiries, experience with and understanding of the Company’s business and business environment, and willingness and ability to devote adequate time to Board and relevant committee duties.

While the Company does not have a formal diversity policy, as mentioned above, the Board considers diversity in identifying director nominees. The Board and the Nominating and Governance Committee believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the Nominating and Corporate Governance Committee seeks director candidates with a broad diversity of professions, skills and backgrounds.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders can nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Corporate Secretary not later than 90 days in advance of such meeting. However, if the annual meeting is not held on or within eight days of the fourth Tuesday in May of a year, and if the Company provides stockholders with less than 100 days’ notice or public disclosure of the meeting date, the stockholder notice must be given not later than the 10th day following the notice or public disclosure of the meeting date.

A stockholder’s notice to the Corporate Secretary must be in writing and be delivered to Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary. Currently, the By-Laws require that the notice include the following:

•	the name and address of the stockholder;
•	the name, age and business address of each nominee proposed in the notice;
•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and
•	the written consent of each nominee to serve as a director if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures in the By-Laws. A stockholder’s compliance with procedures in the By-Laws will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

The Board met 15 times during fiscal year 2017 (the fiscal year ended February 3, 2018). All of the then-serving directors attended at least 80% of the aggregate meetings of the Board and committees on which they then served. Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors who stood for election at the 2017 annual meeting attended that meeting.

10   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

ITEM 1.    ELECTION OF DIRECTORS

Committees of the Board of Directors

The Board has Audit, Compensation and Nominating and Corporate Governance Committees in accordance with the NASDAQ listing rules. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent, as defined in our Corporate Governance Guidelines, the applicable NASDAQ listing rules and other applicable laws and regulations.

The table below reflects the current membership of each committee and the number of meetings held by each committee in fiscal year 2017.

	Audit	Compensation		Nominating and Corporate Governance
P. DePodesta		X		X
K. Kamlani
W. Kunkler	X
E. Lampert
A. Reese	X*	X
T. Tisch	X	X	*	X	*
2017 Meetings	10	6		3
*	Committee chair

Each committee operates under a written charter, each of which is reviewed and assessed at least annually. The charters are available on the Corporate Governance section of our corporate website, www.searsholdings.com. The principal functions of each committee are summarized below:

Audit Committee

•	Responsible for compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report;
•	Appoints, subject to stockholder ratification, the independent registered public accounting firm to perform the annual audit;
•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition;
•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto;
•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm;
•	Reviews management’s plan for establishing and maintaining internal controls;
•	Reviews the scope of work performed by the internal audit staff;
•	Discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;
•	Periodically reviews risk assessments from management with respect to data protection and cybersecurity matters, including assessments of the overall threat landscape and steps management has taken to monitor or mitigate the Company’s risk exposure; and
•	Discusses with the Company’s Chief Compliance Officer matters that involve our compliance and ethics policies.

The Audit Committee has a Related Party Transactions Subcommittee (the “RPT Subcommittee”) to assist the Audit Committee by reviewing potential related party transactions; material amendments to, or modifications, terminations or extensions of, agreements involving related party transactions; and the Company’s guidelines and policies with regard to related party transactions generally. The RPT Subcommittee may approve or pre-approve certain types of related party transactions (and present them to the Audit Committee or the Board at its next scheduled meeting) or may, if it deems it advisable, refer them to the Audit Committee or the Board for review. The RPT Subcommittee met 21 times in fiscal year 2017. The members of the RPT Subcommittee for fiscal year 2017 were Ms. Reese (chair), Mr. DePodesta and Mr. Kunkler.

Compensation Committee

•	Reviews and approves, or, when appropriate, makes recommendations to the Board regarding, the compensation of senior executive officers;
•	Reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and recommends to the Board the CEO’s overall compensation level;
•	Reviews and approves employment agreements, severance arrangements and change in control arrangements affecting the CEO and other senior executives;
•	Reviews and discusses with management the compensation discussion and analysis for inclusion in the Company’s proxy statement; and
•	Evaluates whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company.

The Compensation Committee may also form and delegate authority to subcommittees when appropriate.

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   11

ITEM 1.    ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee

•	Reports annually to the full Board with an assessment of the performance of the Board and its committees;
•	Recommends to the full Board the nominees for directors;
•	Reviews and makes recommendations to the Board regarding compensation arrangements for the Board; and
•	At least annually reviews and reassesses the adequacy of our Corporate Governance Guidelines.

Communications with the Board of Directors

You may contact any non-employee director, or the entire Board, at any time, subject to the exceptions described below. Your communication should be sent to the Sears Holdings Corporation Board of Directors—c/o Corporate Secretary, Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179. Communications are distributed to the Board, a committee of the Board, or any Board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as new product suggestions, resumes and other job inquiries, surveys and business solicitations or advertisements.

Board Leadership Structure

The Board has no policy that mandates the separation of the offices of Chairman of the Board and Chief Executive Officer. Under our Corporate Governance Guidelines, the Board believes that it is in the best interest of the Company to make such a determination at the time that it elects a new Chief Executive Officer. Mr. Lampert, our Chairman of the Board since 2004, was elected by the Board to the position of Chief Executive Officer in 2013, and has served in both capacities since his appointment as Chief

Executive Officer. The Board selected Mr. Lampert to ensure continuity of leadership, sharpen the Company’s strategy, continue the momentum of the transformation of the Company and accelerate the progress that the Company has made. The Company’s By-Laws provide that the independent directors may appoint a lead independent director to preside over each executive session of the independent directors.

The Board’s Role in Risk Oversight

Consistent with our leadership structure, our Chief Executive Officer and other members of senior management are responsible for the identification, assessment and management of risks that could affect the Company, and the Board provides oversight in connection with these efforts. The Board’s oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the Audit Committee and the Compensation Committee above and in the charters of the Audit

Committee and the Compensation Committee. The full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our Chief Financial Officer and our General Counsel.

12   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Security Ownership of Directors and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 14, 2018 by:

•	each of our directors and director nominees;
•	each named executive officer (as defined under “Summary Compensation Table”); and
•	all of our directors and executive officers as a group.
Name of Beneficial Owner(1)	Common Stock(2)		Percent of Class(3)
Paul G. DePodesta	3,104	(4)		*
Kunal S. Kamlani	500			*
William C. Kunkler, III	30,383	(5)		*
Edward S. Lampert	64,231,469	(6)	54.0%
Leena Munjal	6,220			*
Robert J. (B.J.) Naedele	3,494			*
Ann N. Reese	12,285	(7)		*
Robert A. Riecker	—			*
Perry (Dean) Schwartz	1,764			*
Thomas J. Tisch	3,407,614	(8)	3.2%
Jason M. Hollar	—			*
Girish Lakshman	—			*
Stephan H. Zoll	—			*
Directors and Executive Officers as a group (13 persons)	67,698,084		56.8%
*	Less than 1%
(1)	The address of each beneficial owner is c/o Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179.
(2)	Ownership includes:
•	shares in which the director or executive officer may be deemed to have a beneficial interest; and
•	for executive officers, shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

Unless otherwise indicated, the directors and executive officers listed in the table have sole voting and investment power with respect to the common stock listed next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(3)	The “Percent of Class” for each named person was calculated by using the disclosed number of beneficially owned shares as the numerator and 107,957,910, the number of shares of our common stock outstanding as of March 12, 2018 (plus for each named person, the number of shares of common stock not outstanding but for which such person is deemed to have beneficial ownership), as the denominator.
(4)	Includes 604 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares.
(5)	Includes (a) 23,147 shares that Mr. Kunkler has pledged as security for a loan to JPMorgan Chase Bank, N.A., (b) 5,313 shares that may be acquired by Mr. Kunkler within 60 days upon the exercise of warrants to purchase shares, (c) 1,573 shares held by his spouse, and (d) 350 shares that may be acquired by his spouse within 60 days upon the exercise of warrants to purchase shares. Mr. Kunkler disclaims beneficial ownership of the shares held, or that may be acquired, by his spouse.
(6)	Please see footnotes (3) and (4) to the Security Ownership of 5% Beneficial Owners on page 13.
(7)	Includes 2,285 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares.
(8)	Includes 1,174,144 shares owned by Andrew H. Tisch, Daniel R. Tisch and James S. Tisch, brothers of Thomas J. Tisch, or by trusts of which they are the managing trustees and beneficiaries, in respect of which Thomas J. Tisch has sole voting power, and 89,941 shares owned by two foundations over which Mr. Tisch exercises shared voting power. Thomas J. Tisch disclaims beneficial ownership of these shares. Also includes 1,258,259 additional shares over which Mr. Tisch has shared voting power.Also includes 151,261 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares.

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   13

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our common stock as of March 14, 2018 by persons known by us to beneficially own 5% or more of our outstanding common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
ESL Partners, L.P. and related entities(3) 1170 Kane Concourse, Suite 200 Bay Harbor Islands, Florida 33154	64,231,469	(4)	54.0%
Fairholme Capital Management, L.L.C. and related entities(5) 4400 Biscayne Boulevard, 9th Floor Miami, Florida 33137	26,011,111	(6)	22.7%
(1)	Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.
(2)	The “Percent of Class” for each named person was calculated by using the disclosed number of beneficially owned shares as the numerator and 107,957,910, the number of shares of our common stock outstanding as of March 12, 2018 (plus for each named person, the number of shares of common stock not outstanding but for which such person is deemed to have beneficial ownership), as the denominator.
(3)	Beneficial ownership is based on ownership as set forth in the Schedule 13D/A filed by the following persons with the SEC on March 14, 2018. The persons (“ESL Persons”) consist of ESL Partners, L.P., a Delaware limited partnership (“Partners”); SPE I Partners, LP, a Delaware limited partnership (“SPE Partners”); SPE Master I, LP, a Delaware limited partnership (“SPE Master”); RBS Partners, L.P., a Delaware limited partnership (“RBS”); ESL Investments, Inc., a Delaware corporation (“Investments”); and Edward S. Lampert. Mr. Lampert is Chairman, Chief Executive Officer and Director of Investments and a limited partner of RBS. Investments is the general partner of RBS. RBS is the general partner of Partners, SPE Partners and SPE Master.
(4)	Partners has sole voting power and sole dispositive power as to 25,000,979 shares of Sears Holdings (which includes 4,808,465 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares) and shared dispositive power as to 38,887,025 shares of Sears Holdings (which includes 6,328,688 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares); SPE Partners has sole voting power and sole dispositive power as to 150,124 shares of Sears Holdings; SPE Master has sole voting power and sole dispositive power as to 193,341 shares of Sears Holdings; RBS has sole voting power and sole dispositive power as to 25,344,444 shares of Sears Holdings (which includes 4,808,465 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares) and shared dispositive power as to 38,887,025 shares of Sears Holdings (which includes 6,328,688 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares); Investments has sole voting power and sole dispositive power as to 25,344,444 shares of Sears Holdings (which includes 4,808,465 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares) and shared dispositive power as to 38,887,025 shares of Sears Holdings (which includes 6,328,688 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares); Edward S. Lampert has sole voting power as to 64,231,469 shares of Sears Holdings (which includes 11,137,153 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares), sole dispositive power as to 25,344,444 shares of Sears Holdings (which includes 4,808,465 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares) and shared dispositive power as to 38,887,025 shares of Sears Holdings (which includes 6,328,688 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares).
(5)	Beneficial ownership is based on ownership as set forth in the Schedule 13G/A filed by Fairholme Capital Management, L.L.C., Bruce R. Berkowitz and Fairholme Funds, Inc. with the SEC on January 16, 2018 (the “Schedule 13G/A”), as updated by a subsequent Form 4 filing on January 29, 2018.
(6)	The shares of common stock are owned, in the aggregate, by Bruce R. Berkowitz and various investment vehicles managed by Fairholme Capital Management, L.L.C. (“FCM”). In the Schedule 13G/A, FCM disclosed shared voting power as to 13,611,589 shares of Sears Holdings and shared dispositive power as to 18,705,269 shares of Sears Holdings. Bruce R. Berkowitz disclosed sole voting power and sole dispositive power as to 2,587,632 shares of Sears Holdings, shared voting power as to 13,611,589 shares of Sears Holdings and shared dispositive power as to 18,705,269 shares of Sears Holdings. Fairholme Funds, Inc. disclosed shared voting power and shared dispositive power as to 12,181,389 shares of Sears Holdings, of which 10,755,991 shares are owned by The Fairholme Fund and 1,425,398 shares are owned by The Fairholme Allocation Fund, each a series of Fairholme Funds, Inc. Because Mr. Bruce R. Berkowitz, in his capacity as the controlling person of the sole member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all of the shares. Mr. Berkowitz disclosed sole beneficial ownership and voting power over 2,587,632 shares of Sears Holdings. Additionally, the amount set forth above includes 6,402,685 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares.

14   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Investment of Surplus Cash

Our Board has delegated authority to direct investment of our surplus cash to Mr. Lampert, subject to various limitations that have been or may be from time to time adopted by the Board. Mr. Lampert is Chairman of our Board of Directors and is the Chairman and Chief Executive Officer of ESL Investments, Inc. (together with its affiliated funds, “ESL”). Mr. Lampert is also our Chief Executive Officer. Neither Mr. Lampert nor ESL will receive compensation for any such investment activities undertaken on our behalf, other than Mr. Lampert’s compensation as our Chief Executive Officer. ESL beneficially owned approximately 49% of our outstanding common stock at February 3, 2018.

Further, to clarify the expectations that the Board has with respect to the investment of our surplus cash, the Board has renounced, in accordance with Delaware law, any interest or expectancy of the Company associated with any investment opportunities in securities that may come to the attention of Mr. Lampert or any employee, officer or director of, or advisor to, ESL and its affiliated investment entities (each, a “Covered Party”) who also serves as an officer or director of the Company other than (a) investment opportunities that come to such Covered Party’s attention directly and exclusively in such Covered Party’s capacity as a director, officer or employee of the Company, (b) control investments in companies in the mass merchandising, retailing, commercial appliance distribution, product protection agreements, residential and commercial product installation and repair services and automotive repair and maintenance industries and (c) investment opportunities in companies or assets with a significant role in our retailing business, including investment in real estate currently leased by the Company or in suppliers for which the Company is a substantial customer representing over 10% of such companies’ revenues, but excluding investments of ESL that were existing as of May 23, 2005.

Unsecured Commercial Paper

During the period since January 29, 2017, ESL and its affiliates held unsecured commercial paper issued by Sears Roebuck Acceptance Corp. (“SRAC”), an indirect wholly owned subsidiary of Sears Holdings. For the commercial paper outstanding to ESL, the weighted average of each of maturity, annual interest rate, and principal amount outstanding for this commercial paper in fiscal year 2017 was 8 days, 8.22% and $28 million, respectively. The largest aggregate amount of principal outstanding to ESL at any time since the beginning of fiscal year 2017 was $160 million and the aggregate amount of interest paid by SRAC to ESL during fiscal year 2017 was $3 million. ESL and Mr. Lampert held none of our commercial paper at February 3, 2018. The commercial paper purchases were made in the ordinary course of business on substantially the same terms, including interest rates, as terms prevailing for comparable transactions with other persons.

2016 Secured Loan Facility

On April 8, 2016, the Company, through Sears, Roebuck and Co., Sears Development Co., Innovel Solutions, Inc., Big Beaver of Florida Development, LLC and Kmart Corporation (collectively, the “2016 Secured Loan Borrowers”), entities wholly-owned and controlled, directly or indirectly by the Company, obtained a $500 million secured short-term loan facility (the “2016 Secured Loan Facility”) from JPP, LLC, JPP II, LLC, and Cascade Investment, L.L.C. Mr. Lampert is the sole stockholder, chief executive officer and director of ESL, which controls JPP, LLC and JPP II, LLC. $250 million was funded under the 2016 Secured Loan Facility on April 8, 2016 and the remaining $250 million was funded on April 22, 2016. In May 2017, the Company reached an agreement to extend the maturity of $400 million of the 2016 Secured Loan Facility to January 2018, with options to further extend the maturity of the loan for up to an additional six months, to July 6, 2018, subject to the satisfaction of certain conditions and the payment of certain fees. On November 21, 2017, the Company notified the lenders under the 2016 Secured Loan Facility of its exercise of the first such option to extend the maturity to April 6, 2018, subject to the payment of an extension fee on January 8, 2018, which fee was paid on January 8, 2018. On February 5, 2018, the Company notified the lenders under the 2016 Secured Loan Facility of its exercise of the second such option to extend the maturity to July 6, 2018, subject to the payment of an extension fee on April 6, 2018. The 2016 Secured Loan Facility has an annual base interest rate of 8%, with accrued interest payable monthly during the term of the 2016 Secured Loan Facility.

The 2016 Secured Loan Borrowers paid an upfront commitment fee equal to 1.0% of the full principal amount of the 2016 Secured Loan Facility and also were required to pay a funding fee equal to 1.0% of the amounts drawn under the 2016 Secured Loan Facility at the time such amounts were drawn. A delayed origination fee equal to 0.5% of amounts remaining outstanding or committed under the 2016 Secured Loan Facility after nine months was paid, and an additional delayed origination fee equal to 0.5% of such amounts was paid after 12 months. In connection with the May 2017 maturity extension, the Company paid a one-time extension fee equal to $8 million to the existing lenders. In connection with the exercise of the option to extend the maturity to April 6, 2018, the Company paid an extension fee equal to $1.3 million to the existing lenders. At February 3, 2018, the entities affiliated with ESL held $126 million principal amount of the 2016 Secured Loan Facility.

2016 Term Loan

In April 2016, the Company, through SRAC and Kmart Corporation (“Kmart”), obtained a $750 million senior secured term loan (the “2016 Term Loan”) under the Amended Domestic Credit Agreement, dated July 21, 2015, with a syndicate of lenders, including $146 million (net of original issue discount) from JPP, LLC and JPP II, LLC, entities affiliated with ESL, and $100 million from the Company’s domestic pension plan. At February 3, 2018, JPP LLC and JPP II, LLC (collectively), and the Company’s domestic pension plans held $38 million and $77 million, respectively, of principal amount of the 2016 Term Loan.

Second Lien Credit Agreement

On September 1, 2016, the Company, through SRAC and Kmart (together, the “Second Lien Borrowers”) entered into a Second Lien Credit Agreement (the “Second Lien Credit Agreement”) with JPP, LLC and JPP II, LLC, as lenders (collectively, the “Second Lien Lenders”) and JPP, LLC, as administrative agent and collateral administrator (the “Second Lien Agent”), pursuant to which the Second Lien Borrowers borrowed $300 million of term loans (the “Second Lien Term Loan”). The maturity date for the Second Lien Term Loan is July 20, 2020, and the Second Lien Term Loan will not amortize. The Second Lien Term Loan bears interest at a rate equal to, at the election of the Second Lien Borrowers, either LIBOR

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   15

CERTAIN RELATIONSHIPS AND TRANSACTIONS

(subject to a 1.00% floor) or a specified prime rate (“Base Rate”), in either case plus an applicable margin. The margin with respect to the Second Lien Term Loan is 7.50% for LIBOR loans and 6.50% for Base Rate loans.

On July 7, 2017, the Company, the Second Lien Borrowers, certain other subsidiaries of the Company and the Second Lien Lenders entered into the first amendment to the Second Lien Credit Agreement. The amendment, among other things, modified the Second Lien Credit Agreement to provide an uncommitted line of credit facility pursuant to which, subject to applicable borrowing base limitations, the Second Lien Borrowers may from time to time borrow line of credit loans (“Line of Credit Loans”) in an aggregate principal amount not to exceed $500 million at any time outstanding from lenders that are or become party to the Second Lien Credit Agreement, as amended (the “Line of Credit Lenders”) on terms to be agreed. On February 7, 2018, the Second Lien Credit Agreement was further amended to, among other things, increase the maximum aggregate principal amount of the Line of Credit Loans to $600 million.

The Line of Credit Loans are secured on a pari passu basis with the Company’s existing obligations under the Second Lien Credit Agreement, including the Second Lien Term Loan, and its obligations under that certain Indenture, dated as of October 12, 2010, by and among the Company, the Company subsidiaries from time to time party thereto and Wilmington Trust, National Association, as successor collateral agent, pursuant to which the Company issued its Senior Secured Notes (defined below). The collateral includes inventory, receivables and other related assets of the Company and its subsidiaries which are obligated on the Line of Credit Loans, the Second Lien Term Loan and the Senior Secured Notes. The Company’s obligations under the Second Lien Credit Agreement, as amended, are guaranteed by all domestic subsidiaries of the Company that guarantee the Company’s obligations under its existing revolving credit facility.

On January 9, 2018, the Company, the Second Lien Borrowers, certain other subsidiaries of the Company and the Second Lien Lenders entered into a second amendment to the Second Lien Credit Agreement. The amendment amended the borrowing base definition in the Second Lien Credit Agreement to increase the advance rate for inventory to 75% from 65%. The amendment also deferred the collateral coverage test for purposes of the mandatory repayment covenant in the Second Lien Credit Agreement such that no such mandatory repayment can be required until the end of the third quarter of 2018.

At February 3, 2018, entities affiliated with ESL held $300 million of principal amount of the Second Lien Term Loan. At February 3, 2018, entities affiliated with ESL held $480 million of principal amount of the Line of Credit Loans and Mr. Tisch held $20 million of principal amount of the Line of Credit Loans.

Letter of Credit Facility Agreement

On December 28, 2016, the Company, through SRAC and Kmart (the “LC Borrowers”), entered into a Letter of Credit and Reimbursement Agreement (the “LC Facility Agreement”) providing for a $500 million secured standby letter of credit facility (the “LC Facility”) from JPP, LLC and JPP II, LLC (collectively, the “LC Lenders”), with Citibank, N.A., serving as administrative agent and issuing bank (the “Issuing Bank”).

In August 2017, the parties to the LC Facility Agreement entered into an amendment to the LC Facility Agreement. The amendment, among other things, extended the maturity of the $271 million committed under the existing LC Facility from its original maturity date of December 28, 2017 through December 28, 2018 and eliminated the unused portion of the facility. The amendment also increased the pricing under the LC Facility and provided for the release of all real estate collateral that secured the existing facility.

The LC Facility was further amended in August 2017 to permit the LC Lenders to syndicate all or a portion of their commitments under the LC Facility to other lenders. At February 3, 2018, the entities affiliated with ESL had originally extended $271 million under the LC Facility, of which $138 million has been syndicated to unaffiliated third party lenders as of February 3, 2018.

The LC Facility is guaranteed by the same subsidiaries of the Company that guarantee the obligations under the Third Amended and Restated Credit Agreement, dated as of July 21, 2015, among the LC Borrowers, Bank of America, N.A., as agent, and the lenders and other financial institutions party thereto, and is secured by substantially the same collateral as that credit agreement. To secure their obligation to participate in letters of credit issued under the LC Facility, the LC Lenders are required to maintain cash collateral on deposit with the Issuing Bank in an amount equal to 102% of the commitments under the LC Facility (the “Lender Deposit”).

The LC Borrowers were required to pay the LC Lenders an upfront fee equal to 1.00% of the aggregate amount of the Lender Deposit. In addition, the LC Borrowers are required to pay a commitment fee on the average daily amount of the Lender Deposit (as such amount may be increased or decreased from time to time), as well as certain other fees.

2017 Secured Loan Facility

On January 3, 2017, the Company, through Sears, Roebuck and Co., Kmart Stores of Illinois LLC, Kmart of Washington LLC and Kmart Corporation (collectively, the “2017 Secured Loan Borrowers”), entities wholly-owned and controlled, directly or indirectly by the Company, obtained a $500 million secured loan facility (the “2017 Secured Loan Facility”) from JPP, LLC and JPP II, LLC (collectively, the “2017 Secured Loan Lenders”). $321 million was funded under the 2017 Secured Loan Facility on January 3, 2017, and an additional $179 million was drawn by the Company prior to January 28, 2017.

During October 2017, the Company, through the 2017 Secured Loan Borrowers and SHC Desert Springs, LLC, Innovel Solutions, Inc., Sears Holdings Management Corporation, Maxserv, Inc., Troy Coolidge No. 13, LLC, Sears Development Co. and Big Beaver of Florida Development, LLC (collectively, “Incremental Loan Borrowers”), entities wholly-owned and controlled, directly or indirectly by the Company, entered into amended and restated loan agreements (the “Incremental Loans”) with the 2017 Secured Loan Lenders. The Company borrowed $200 million pursuant to the Incremental Loans, and used the proceeds for general corporate purposes.

The 2017 Secured Loan Facility has an annual base interest rate of 8%, with accrued interest payable monthly. The 2017 Secured Loan Borrowers paid an upfront commitment fee equal to 1.0% of the full principal amount of the 2017 Secured Loan Facility and paid a funding fee equal to 1.0% of the amounts drawn under the 2017 Secured Loan Facility at the time such amounts were drawn. The Incremental Loans have an annual interest rate of 11%, with accrued interest payable monthly. No upfront or funding fees were paid in connection with the Incremental Loans.

The 2017 Secured Loan Facility and Incremental Loans are guaranteed by the Company and certain of its subsidiaries, and were secured by a first priority lien on 69 real properties owned by the 2017 Secured Loan

16   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Borrowers, Incremental Loan Borrowers and guarantors at inception of the 2017 Secured Loan Facility, and an additional 7 real properties owned by the Incremental Loan Borrowers at inception of the Incremental Loans. In certain circumstances, the Lenders and the 2017 Secured Loan Borrowers and Incremental Loan Borrowers may elect to substitute one or more properties as collateral.

The Incremental Loans mature on the later of (1) April 23, 2018 and (2) the earlier of (x) the date the loans under the 2016 Secured Loan Facility are repaid in full and (y) the maturity date of the loans under the 2016 Secured Loan Facility (including any extensions thereof in accordance with the 2016 Secured Loan Facility). All other loans under the Second Amended and Restated 2017 Secured Loan Facility continue to mature on July 20, 2020.

At February 3, 2018, the entities affiliated with ESL held $384 million of principal amount of the 2017 Secured Loan Facility and $145 million of principal amount of the Incremental Loans.

Term Loan Facility

On January 4, 2018, the Borrowers entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) providing for a secured term loan facility (the “Term Loan Facility”) from JPP, LLC and JPP II, LLC, as lenders (the “Term Loan Lenders”), with JPP, LLC, serving as administrative and collateral agent.

The Term Loan Facility is guaranteed by the Company and certain of its subsidiaries that guarantee the Company’s other material debt or own material intellectual property. The Term Loan Facility is secured by substantially all of the unencumbered intellectual property of the Company and its subsidiaries, other than intellectual property relating to the Kenmore and DieHard brands, as well as by certain real property interests, in each case subject to certain exclusions.

On January 4, 2018, $100 million was borrowed under the Term Loan Facility. The Term Loan Facility also contains an uncommitted incremental loan feature that, subject to the satisfaction of certain conditions, including the consent of the agent thereunder, would permit up to an additional $200 million to be borrowed under the Term Loan Facility and secured by the same collateral as the initial loan under the Term Loan Facility. An additional $30 million was borrowed under the Term Loan Facility on January 19, 2018.

On January 29, 2018, the Company entered into an amendment to the Term Loan Credit Agreement (the “Term Loan Credit Agreement Amendment”), pursuant to which an additional $20 million was borrowed from the Term Loan Lenders and a further $60 million was borrowed from certain unaffiliated lenders, bringing the total amount borrowed under the Term Loan Facility to $210 million at February 3, 2018. The Term Loan Credit Agreement Amendment, among other changes, separated the loans under the Term Loan Facility into two tranches.

The loans under the Term Loan Facility bear interest at a weighted average annual interest rate of LIBOR plus 12.5%, which during the first year must be paid in kind by capitalizing interest. The loans under the Term Loan Facility mature on July 20, 2020. No upfront or arrangement fees were paid in connection with the Term Loan Facility. The loans under the Term Loan Facility are prepayable without premium or penalty.

At February 3, 2018, the entities affiliated with ESL held $151 million of principal amount of the Term Loan Facility.

Senior Secured Notes

At both February 3, 2018 and January 28, 2017, Mr. Lampert and ESL held an aggregate of $20 million of principal amount of the Company’s 6 5/8% Senior Secured Notes due 2018. At February 3, 2018, entities affiliated with ESL held an aggregate of approximately $20 million of principal amount of the Company’s 6 5/8% Senior Secured Notes due 2018.

Senior Unsecured Notes and Warrants

At February 3, 2018, Mr. Lampert and ESL held an aggregate of approximately $188 million of principal amount of the Company’s 8% Senior Unsecured Notes due 2019 and warrants to purchase 11,137,153 shares of the Company’s common stock. At February 3, 2018, Fairholme held an aggregate of approximately $336 million of principal amount of the Company’s 8% Senior Unsecured Notes due 2019 and warrants to purchase 6,402,685 shares of the Company’s common stock. At February 3, 2018, Mr. Tisch held an aggregate of approximately $10 million of principal amount of the Company’s Senior Unsecured Notes and warrants to purchase 151,261 shares of the Company’s common stock.

Subsidiary Notes

At February 3, 2018, Fairholme held an aggregate of $9 million of principal amount of unsecured notes issued by SRAC.

Lands’ End

ESL owns approximately 67% of the outstanding shares of common stock of Lands’ End (based on publicly available information as of January 24, 2018). The Company and certain of its subsidiaries entered into a transition services agreement in connection with the spin-off pursuant to which Lands’ End and the Company provide to each other, on an interim, transitional basis, various services, which may include, but are not limited to, tax services, logistics services, auditing and compliance services, inventory management services, information technology services and continued participation in certain contracts shared with the Company and its subsidiaries, as well as agreements related to Lands’ End Shops at Sears and participation in the Shop Your Way® program.

Amounts due to or from Lands’ End are non-interest bearing, and generally settled on a net basis. Amounts related to revenue from retail services and rent for Lands’ End Shops at Sears, participation in the Shop Your Way program and corporate shared services were $60 million during fiscal year 2017. The amounts Lands’ End earned related to call center services and commissions were $2 million during fiscal year 2017. The Company also paid Lands’ End approximately $875,000 for uniforms and work-related clothing, $485,000 related to inventory for resale in one Kmart store, and $271,000 for Lands’ End merchandise purchased via Sears.com Marketplace sales in fiscal 2017.

Sears Hometown

On October 11, 2012, the Company completed the separation of our Sears Hometown and Outlet businesses through a rights offering (the “Sears Hometown separation”). ESL owns approximately 58% of the outstanding common stock of Sears Hometown and Outlet Stores, Inc. (“Sears Hometown”) (based on publicly available information as of November 8, 2017). The Company and certain of its subsidiaries engage in transactions with Sears Hometown pursuant to various agreements with

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CERTAIN RELATIONSHIPS AND TRANSACTIONS

Sears Hometown which, among other things, (1) govern the principal transactions relating to the rights offering and certain aspects of our relationship with Sears Hometown following the Sears Hometown separation, (2) establish terms under which Sears Holdings and certain of its subsidiaries will provide Sears Hometown with services, and (3) establish terms pursuant to which Sears Holdings and certain of its subsidiaries will obtain merchandise for Sears Hometown.

These agreements were originally made in the context of a parent-subsidiary relationship and were negotiated in the overall context of the Sears Hometown separation. A summary of the nature of related party transactions involving Sears Hometown is as follows:

Sears Hometown obtains a significant amount of its merchandise from the Company. We have also entered into certain agreements with Sears Hometown to provide logistics, handling, warehouse and transportation services. Sears Hometown also pays a royalty related to the sale of Kenmore, Craftsman and DieHard products and fees for participation in the Shop Your Way program.

Sears Hometown receives amounts from the Company for the sale of merchandise made through www.sears.com, extended service agreements, delivery and handling services and credit revenues.

The Company provides Sears Hometown with shared corporate services. These services include accounting and finance, human resources, information technology and real estate.

Amounts due to or from Sears Hometown are non-interest bearing and generally settled on a net basis. The Company invoices Sears Hometown on a weekly basis. Amounts related to the sale of inventory and related services, royalties, and corporate shared services were $1 billion during fiscal year 2017. The net amounts Sears Hometown earned related to commissions were $66 million during fiscal year 2017. Additionally, the Company has guaranteed lease obligations for certain Sears Hometown store leases that were assigned as a result of the Sears Hometown separation.

Also in connection with the Sears Hometown separation, the Company entered into an agreement with Sears Hometown and the agent under Sears Hometown’s secured credit facility, whereby the Company committed to continue to provide services to Sears Hometown in connection with a realization on the lender’s collateral after default under the secured credit facility, notwithstanding Sears Hometown’s default under the underlying agreement with us, and to provide certain notices and services to the agent, for so long as any obligations remain outstanding under the secured credit facility.

During fiscal year 2017, the Company also paid Sears Hometown approximately $170,000 for purchases in Sears Hometown, Sears Outlet and Sears Hardware stores related to merchandise used for in-home service repairs (inventory for resale) and local purchases and approximately $110,000 for rent associated with a location subleased by the Company from Sears Hometown.

Seritage

On July 7, 2015, Sears Holdings completed its rights offering and sale-leaseback transaction (the “Seritage transaction”) with Seritage Growth Properties (“Seritage”), an independent publicly traded real estate investment trust. As part of the Seritage transaction, the Company sold 235 properties to Seritage (the “REIT properties”) along with the Company’s 50% interest in certain joint ventures. The Company received aggregate gross proceeds from the Seritage transaction of $2.7 billion

($2.6 billion, net of closing costs). The Seritage transaction was partially financed through the sale of common shares and limited partnership units, totaling $1.6 billion, including $745 million received from ESL and its affiliates and $297 million received from Fairholme and its affiliates. ESL owns approximately 7.2% of the total voting power of Seritage, and approximately 43.5% of the limited partnership units of Seritage Growth Properties, L.P. (the “Operating Partnership”), the entity that now owns the properties sold by the Company in the Seritage transaction and through which Seritage conducts its operations (based on publicly available information as of December 27, 2017). Mr. Lampert is also currently the Chairman of the Board of Trustees of Seritage. Fairholme owns approximately 11% of the outstanding Class A common shares of Seritage and 100% of the outstanding Class C non-voting common shares of Seritage (based on publicly available information as of February 14, 2018).

In connection with the Seritage transaction, the Company entered into agreements with Seritage under which the Company initially leased 255 of the properties (the “Master Leases”), with the remaining properties being leased by Seritage to third parties. The Master Leases generally are triple net leases with respect to the space occupied by the Company, and the Company has the obligation to pay rent, costs and expenses of operation, repair, and maintenance of the space occupied. The Master Leases have an initial term of 10 years and provide the Company three options for five-year renewals of the term and a final option for a four-year renewal. Seritage has a recapture right with respect to approximately 50% of the space within the stores (subject to certain exceptions), in addition to all of the automotive care centers which are free-standing or attached as “appendages”, and all outparcels or outlots, as well as certain portions of parking areas and common areas, except as set forth in the Master Leases, for no additional consideration. Seritage has the additional right to recapture 100% of the space within the Company’s main store for certain specified location, effectively terminating the Master Leases with respect to such properties. The Master Leases also provide the Company certain rights to terminate the Master Leases with respect to properties that cease to be profitable for operation by the Company. In order to terminate the Master Lease with respect to a certain property, the Company must make a payment to Seritage of an amount equal to one year of rent (together with taxes and other expenses) with respect to such property. Such termination right, however, is limited so that it will not have the effect of reducing the fixed rent under the Master Lease for the REIT properties by more than 20% per annum. During fiscal 2017, Holdings received 100% recapture notices from Seritage with respect to 14 stores, 50% recapture notices with respect to an additional 11 stores and recapture notices with respect to 4 additional spaces. During fiscal year 2017, Holdings delivered lease termination notices to Seritage with respect to 39 stores.

Also, in connection with the Seritage transaction, the Company assigned its lease agreements with third party tenants for REIT properties to Seritage, and assigned rental income from Lands’ End for REIT properties to Seritage.

The initial amount of aggregate annual base rent under the Master Lease is $134 million, with increases of 2% per year beginning in the second lease year. In addition to base rent under the Master Lease, the Company pays monthly installment expenses for property taxes and insurance at all REIT properties where the Company is a tenant and installment expenses for common area maintenance, utilities and other operating expenses at REIT properties that are multi-tenant locations where Sears Holdings and other third parties are tenants. The initial amount of installment expenses under the Master Lease was initially $70 million, based on estimated installment expenses, and currently is $41 million as a result of recapture activity and reconciling actual installment expenses.

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The Company paid Seritage $109 million rent, $43 million installment expenses, and $35 million lease termination fees during fiscal year 2017.

Sears Canada

ESL owns approximately 45% of the outstanding common shares of Sears Canada Inc. (“Sears Canada”) (based on publicly available information as of July 27, 2017).

For portions of fiscal year 2017, the Company and certain of its subsidiaries engaged in transactions with Sears Canada pursuant to the following agreements and arrangements: (1) a licensing agreement pursuant to which the Company gave Sears Canada a royalty-free license to use the name “Sears” as part of Sears Canada’s corporate name, as well as to use other brand names such as Kenmore and DieHard; (2) an information technology agreement pursuant to which the Company and Sears Canada shared information technology and software development, ownership and costs; (3) an import services agreement pursuant to which a subsidiary of the Company performed certain import services at Sears Canada’s request, including coordination of merchandise shipments and inspections of imported merchandise; and (4) the performance by the Company of other services for Sears Canada outside the scope of the foregoing agreements on market terms and conditions. In fiscal year 2017, Sears Canada paid the Company or its subsidiaries an aggregate of approximately $948,000 under the foregoing arrangements.

Other

Our Chief People Officer, Julie Ainsworth, owns approximately 29% of the equity interests of celectiv LLC, a recruiting platform (“celectiv”). During fiscal 2017, the Company paid celectiv $150,000 for recruiting services provided by celectiv to the Company pursuant to an agreement entered into prior to Ms. Ainsworth becoming our Chief People Officer.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Company’s Audit Committee charter requires that the Audit Committee review and approve all related party transactions required to be disclosed pursuant to SEC or NASDAQ rules. The Audit Committee has adopted a written Related Party Transactions Policy that governs the Audit Committee’s practices with respect to related party transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company or its subsidiaries than would be obtained in a comparable arm’s-length transaction and the extent of the related person’s interest in the transaction.

In addition, as described above, the Audit Committee has established the RPT Subcommittee to assist the Audit Committee by reviewing potential related party transactions; any material amendments to, or modifications, terminations or extensions of, agreements involving related party transactions; and the Company’s guidelines and policies with regard to related party transactions generally. See, “Election of Directors—Committees of the Board of Directors—Audit Committee.”

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

This Compensation Discussion and Analysis provides information relevant to understanding the fiscal year 2017 compensation of the executive officers identified in the Summary Compensation Table below, whom we refer to as our named executive officers. Our named executive officers are:

•	Edward S. Lampert, Chief Executive Officer
•	Robert A. Riecker, Chief Financial Officer
•	Leena Munjal, Chief Digital Officer
•	Robert J. (B.J.) Naedele, Chief Commercial Officer, Shop Your Way
•	Perry (Dean) Schwartz, President, Hardlines
•	Jason M. Hollar, Former Chief Financial Officer
•	Girish Lakshman, Former President, Fulfillment—Supply Chain and Sourcing
•	Stephan H. Zoll, Former President, Online

Our compensation policies and objectives during fiscal year 2017 were primarily influenced by our negative operating results. As a result, the Compensation Committee continued to take a fiscally conservative approach to compensation programs in fiscal year 2017.

Sears Holdings believes that its long-term success is directly related to our ability to attract, motivate and retain highly talented associates who are committed to the Company’s mission, key results and cultural beliefs. The Compensation Committee has developed a compensation philosophy for our named executive officers designed to pay for performance. Total annual compensation paid to the named executive officers generally depends on Company financial performance, business unit performance, the level of job responsibility and individual performance, as well as the need to attract, motivate and retain top executive talent. The Compensation Committee also believes that compensation should reflect the value of positions in the marketplace. The Compensation Committee also noted the approval of executive compensation by the Company’s stockholders by over 98% of the votes cast in the advisory vote on this subject held at the 2017 annual meeting and believes this affirms our stockholders’ support for the Company’s approach to executive compensation.

Compensation Practices

Our experience demonstrates that in order to attract qualified external candidates and motivate valuable executive officers, we must offer executive compensation packages that are competitive with the packages offered by companies with which Sears Holdings competes for talent. In making compensation recommendations for the executive officers, we analyze internal compensation and external market data. We gather market data with a focus, where appropriate, on retail-specific and online-specific organizations. We do not benchmark against a set list of competitors or a peer group. We believe that our competitive pay analyses provide a reference point in validating proposed or recommended compensation, thereby assuring that we are offering competitive pay packages to the named executive officers.

We have also maintained compensation practices that we believe contribute to prudent governance.

•	We maintain a recoupment or “clawback” provision in the annual incentive plan and the long-term incentive program. These clawback provisions provide that the Company will seek reimbursement from executive officers if the Company’s financial statements or approved financial measures under the applicable plan or program are subject to restatement due to error or misconduct, to the extent permitted by law.
•	The Compensation Committee’s charter provides that the Compensation Committee will evaluate whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company.
•	The Compensation Committee’s charter also provides that it has the sole authority (1) to retain and terminate any advisor to assist it in the performance of its duties and (2) to establish all terms and conditions of the advisor’s retention.

Executive Compensation Program: Key Elements

The key elements of our compensation program for the named executive officers include base salary and incentive opportunities. Incentive opportunities include annual and long-term performance-based programs designed to drive short-term and long-term performance through effective decision-making while also rewarding appropriate short-term decision-making. In addition, time-based cash awards and/or time-based equity awards (i.e., awards that vest with the passage of time and thus are “at risk”) are granted to encourage retention.

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EXECUTIVE COMPENSATION

Annual Compensation

•	Base Salary—Base salary is the fixed element of each named executive officer’s cash compensation.
•	Annual Incentive Plan—Our annual incentive program is designed to provide annual awards to eligible employees based on achievement of financial performance goals relating to a specific fiscal year. The purpose of our annual incentive program is to motivate participants, including our participating named executive officers, to help the business achieve annual financial performance goals by making their cash incentive award variable and dependent upon Sears Holdings’ or its respective business units’ annual financial performance.
•	Annual Equity Award to Mr. Lampert—As compensation for his service as our Chief Executive Officer, Mr. Lampert is entitled to receive monthly awards of Sears Holdings common stock. See “Fiscal Year 2017 CEO Compensation” on page 27.

Long-Term Compensation

•	Time-Based Cash Compensation—Time-based cash awards are subject to risk of forfeiture, i.e., are “at risk,” and encourage executive officers to adopt longer term approaches to our business.
•	Long-Term Performance-Based Programs—Our long-term incentive programs include performance-based programs that are designed to motivate our executive officers to focus on long-term Company performance through awards generally based on three-year performance periods. These programs reinforce accountability by linking executive compensation to performance goals. Sears Holdings believes that these programs are an important instrument in aligning the goals of the participating named executive officers with the Company’s strategic direction and initiatives, which the Company believes will result in increased returns to our stockholders.

When making individual compensation decisions for our named executive officers, the Compensation Committee takes many factors into account, including: the individual’s performance and experience; the performance of the Company overall; retention risk; the responsibilities, impact and importance of the position within the Company; the individual’s expected future contributions to the Company; and the individual’s historical compensation. There is not a pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and balances the compensation elements for each named executive officer individually.

How Elements Are Used to Achieve Our Compensation Objectives

In fiscal year 2017, the Compensation Committee sought to achieve the objectives of our compensation program through the grant of annual or long-term incentive awards, or both, to our named executive officers. The 2017 annual incentive awards offer participating named executive officers an opportunity for cash compensation (or, in the case of Mr. Lampert, cash or equity compensation) based upon Sears Holdings Corporation (“SHC”) EBITDA (earnings before interest, taxes, depreciation and amortization) or a combination of SHC EBITDA and business unit operating profit (“BOP”), in each case for the fiscal year.

The Compensation Committee granted long-term performance-based awards to certain of our named executive officers that become payable in cash following a three-year performance cycle upon achievement of SHC EBITDA during the three-year performance period, provided that the participating named executive officer is actively employed on the vesting date. The Compensation Committee also granted long-term time-based awards to certain of our named executive officers that become payable in cash following the three-year service period, provided that the participating named executive officer is actively employed on the vesting date. The 2017 long-term incentive awards are designed to retain and motivate our participating named executive officers to focus on long-term financial performance of the Company.

The Compensation Committee believes that the most fair and effective way to motivate the Company’s named executive officers to produce the best results for its stockholders is to increase the proportion of an executive officer’s total compensation that is performance-based or otherwise “at risk,” as the executive’s ability to affect those results increases. Additionally, the Compensation Committee believes that the value of incentive compensation should depend upon the performance of the Company and/or its business units in a given performance period or over the applicable vesting period.

Except for Mr. Lampert, the annual incentive plan (“AIP”) targets for the Company’s participating named executive officers in fiscal year 2017 were calculated based on a multiple of base salary, which ranged from .75 to 1.5. Mr. Lampert’s AIP target in fiscal year 2017 was $2,000,000. Target AIP opportunities for the participating named executive officers are generally established when the Compensation Committee approves a new annual incentive plan or at the time the Compensation Committee otherwise approves a compensation package for a newly hired or promoted participating named executive officer. Target AIP opportunities are based upon the participating named executive officer’s relative level of responsibility and potential to affect the Company’s overall performance. The performance-based long-term awards and time-based long-term awards granted to the Company’s participating named executive officers under the long-term incentive programs in fiscal year 2017 also were calculated based on a multiple of base salary, which ranged from .75 to 1.03. The target AIP opportunities are determined based on a combination of several factors including internal equity/job level, prior compensation levels, market rates and individual negotiations with candidates.

The Compensation Committee determines whether the applicable financial performance targets have been attained under our applicable annual and long-term performance-based incentive programs. The Compensation Committee has not exercised its discretion to adjust performance targets or payout amounts for any of our participating named executive officers. In 2017, the Compensation Committee also considered the requirements of Internal Revenue Code Section 162(m) (“Section 162(m)”). The impact of Section 162(m) on compensation awarded to our named executive officers in 2017 is described in “Certain Tax Consequences” on page 27 of this proxy statement.

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EXECUTIVE COMPENSATION

Fiscal Year 2017 Compensation Decisions

During fiscal year 2017, the Compensation Committee worked with senior management of the Company in determining named executive officers’ total compensation. Management presented recommendations to the

Compensation Committee regarding a named executive officer’s total compensation for review and final approval.

2017 Base Salaries

Base salaries are set to reflect: a named executive officer’s performance and experience; the individual’s expected future contributions to the Company; the responsibilities, impact and importance of the position within the Company; internal pay equity; and competitive pay research. The timing and amount of base salary increases depend on the named executive officer’s past performance, promotion or other change in responsibilities, expected future contributions to the Company and current market competitiveness; provided, however, that Mr. Lampert’s annual base salary does not reflect the foregoing factors.

Mr. Lampert received a salary of $1.00 for fiscal year 2017. The base salaries of Messrs. Hollar, Lakshman and Zoll remained unchanged for fiscal year 2017 from fiscal year 2016. In connection with her promotion to Chief Digital Officer effective January 1, 2018, Ms. Munjal’s base salary was increased to $700,000 retroactive to May 1, 2017. Mr. Naedele joined the Company in March 2017, and his 2017 base salary was $550,000. In connection with his promotion to Chief Financial Officer, Mr. Riecker’s base salary was increased to $650,000 effective April 21, 2017. In connection with his promotion to President, Tools, Lawn & Garden, Fitness, Sporting Goods and Children’s Entertainment, Mr. Schwartz’s base salary was increased to $400,000 effective January 29, 2017, and in connection with his promotion to President, Hardlines, Mr. Schwartz’s base salary was increased to $425,000 effective April 25, 2017.

2017 Annual Incentive Plan Opportunity

The AIP is a cash-based (or, in the case of Mr. Lampert, cash or equity-based) program that is intended to reward participants, including our named executive officers, for their contributions to the achievement of certain SHC EBITDA, BOP or other financial goals or a combination of these goals. The Compensation Committee approved 2017 performance measures under the AIP (together with the AIP plan document, the “2017

AIP”). Any payouts under the 2017 AIP generally were designed to range up to 200% of the target incentive award, at maximum level of performance. The following table sets forth the primary financial performance goals for each of our named executive officers under the 2017 AIP.

For fiscal year 2017, the Target AIP opportunity and financial performance measures for the named executive officers were as follows:

		Financial Performance Weighting
Named Executive Officer	Target AIP Opportunity	SHC EBITDA	Overall Operating BU BOP	Online BOP	Multiple BU BOP
Edward S. Lampert	$2,000,000	100%
Robert A. Riecker(1)	$589,225	50%	50%
Leena Munjal (2)	$506,400	50%	50%
Robert J. Naedele(3)	$496,650	50%			50%
Perry (Dean) Schwartz(4)	$314,404	50%			50%
Jason M. Hollar(5)	$700,000	100%
Girish Lakshman(5)	$1,200,000	100%
Stephan H. Zoll(5)	$725,000	50%	25%	25%
(1)	Mr. Riecker’s target AIP opportunity for the 2017 AIP is proportionately based on his base salary and AIP target percentages he held during fiscal year 2017. Prior to his promotion to Chief Financial Officer, Mr. Riecker’s base salary was $500,000 and his target AIP opportunity was 75% of his base salary. Effective April 21, 2017, Mr. Riecker’s base salary increased to $650,000 and his target AIP opportunity increased to 100% of his base salary.
(2)	Ms. Munjal’s target AIP opportunity for the 2017 AIP is proportionately based on her base salary and AIP target percentages she held during fiscal year 2017.
(3)	Mr. Naedele joined the Company on March 6, 2017, and his target AIP opportunity was prorated based on his start date. Mr. Naedele’s BU BOP weighting is based on the Shop Your Way business unit and the Member Plan financial measure within Shop Your Way. Mr. Naedele is also eligible to receive a special incentive award, which is discussed under “Other Compensation Elements” below.

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(4)	Mr. Schwartz’s target AIP opportunity for the 2017 AIP is proportionately based on his base salary and AIP target percentages he held during fiscal year 2017. From January 29, 2017 through April 24, 2017, while Mr. Schwartz held the position of President, Tools, Lawn & Garden, Fitness, Sporting Goods and Children’s Entertainment, Mr. Schwartz’s base salary was $400,000 and his target AIP opportunity was 75% of his base salary. During this time, his BU BOP weighting was based on each of the following business units: Tools, Lawn & Garden, Fitness, Sporting Goods and Children’s Entertainment. Upon his appointment as President, Hardlines effective April 25, 2017, Mr. Schwartz’s base salary increased to $425,000 and his target AIP opportunity remained at 75% of his base salary. At that time, Mr. Schwartz’s BU BOP weighting was based on each of the following business units: Tools, Lawn & Garden, Fitness, Sporting Goods, Children’s Entertainment, Home Appliances and Consumer Electronics. Mr. Schwartz is also eligible to receive a special incentive award, which is discussed under “Other Compensation Elements” below.
(5)	Upon Mr. Hollar’s departure from the Company in April 2017, Mr. Lakshman’s departure from the Company in May 2017 and Mr. Zoll’s departure from the Company in June 2017, each forfeited his respective 2017 AIP award.

SHC EBITDA under the 2017 AIP is defined as earnings of the Company before interest, taxes, depreciation and amortization for the performance period computed as operating income (loss) on the statement of operations of the Company for the applicable reporting period, adjusted for depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude:

•	significant litigation or claim judgments or settlements (defined as matters which are $1 million or more) including the costs related thereto;
•	rent expense related to the properties leased from Seritage Growth Properties, General Growth Properties, Inc., Simon Property Group, Inc. and The Macerich Company;
•	the effect of purchase accounting and changes in accounting methods;
•	gains, losses and costs associated with acquisitions, divestitures and store closures;
•	impairment charges;
•	pension expense;
•	costs related to restructuring activities; and
•	effect of any items classified as “extraordinary items” in the Company’s financial statements.

The SHC EBITDA incentive target contemplates that the Company remains approximately the same size over the performance period. If after the beginning of the performance period, the Company divests itself of assets or an entity equal or greater in value than $100,000,000, the SHC EBITDA target amount for the performance period will be decreased by the actual SHC EBITDA of such assets or entity for the portion of the last full fiscal year prior to the divestiture corresponding to the portion of the performance period (in which the divestiture occurs) remaining after the divestiture occurs.

We continue to use SHC EBITDA as a performance goal because it is a key metric used by management to measure business performance. We also believe that it accurately reflects our compensation philosophy of encouraging growth and creating increased stockholder value through the efficient use of corporate assets.

BOP for each business unit of the Company that is covered by the 2017 AIP is defined as SHC EBITDA, as adjusted as described above if related to the business unit, as reported in the Company’s internal operating statements. We believe that BOP performance goals support our financial goals by reinforcing responsibility and accountability at the business unit level.

In establishing financial business goals for the fiscal year to be approved by the Compensation Committee, factors such as our prior fiscal year financial business results, our competitive situation, our evaluation of market trends, as well as the general state of the economy and our business were all considered. For fiscal year 2017, threshold, target and maximum performance goals were established for SHC EBITDA and BOP components as follows:

	% of Target Performance Goal
Financial Measure	Threshold		Target	Maximum
SHC EBITDA	0	%(b)	100%	200%
Overall Operating BU BOP(a)	19%		100%	181%
Online BOP (Zoll)	(103)%		100%	303%
Shop Your Way Memo BOP (Naedele)	89%		100%	111%
Shop Your Way Member Plan BOP (Naedele)	87%		100%	113%
Multiple BU BOP (Schwartz)	19%		100%	181%
(a)	The threshold and maximum levels of performance for the Overall Operating BU BOP goal was based on the weighted average of each of the 21 business units that comprise the measure.
(b)	The threshold level of performance for SHC EBITDA was $0.

Messrs. Riecker, Naedele and Schwartz earned an annual incentive payment under the 2017 AIP that was less than the minimum annual bonus guaranteed in their respective offer letter. Ms. Munjal earned an annual incentive payment under the 2017 AIP of $12,331, which was attributable to the Overall Operating BU BOP portion of her award. None of the other named executive officers will receive a payout under the 2017 AIP.

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EXECUTIVE COMPENSATION

Long-Term Incentive Opportunities

Long-term compensation opportunities for fiscal year 2017 consisted of performance-based awards under the Sears Holdings Corporation Long-Term Incentive Program (“LTIP”) and time-based awards under the Sears Holdings Corporation Cash Long-Term Incentive Plan (the “Cash LTI”). In fiscal year 2017, the Compensation Committee approved 2017 performance goals, measures, definitions and other particulars under the LTIP (together with the LTIP plan document, the “2017 LTIP”) and 2017 particulars under the Cash LTI (together with the Cash LTI plan document, the “2017 Cash LTI”).

In making compensation decisions, no formal weighting formula is used in determining individual award amounts under our long-term incentive programs. Instead, the Compensation Committee considers the participating named executive officer’s relative level of responsibility and potential to affect the Company’s overall performance when it awards long-term compensation. The Compensation Committee believes that at the time the performance goals for each LTIP were set, achievement of those levels of performance would require a high level of performance that would be difficult to attain.

SHC LTIP EBITDA is defined substantially the same for LTIP purposes as SHC EBITDA with respect to the 2017 AIP (as defined above). However, the specific financial goal under each plan year is specific to each plan period.

In addition to the 2017 long-term compensation program, for the continuing named executive officers (other than Messrs. Lampert and Naedele), long-term compensation opportunities also consist of awards under: the 2016 Long-Term Incentive Program (the “2016 LTIP”), a cash program dependent upon the achievement of Company financial goals during fiscal years 2016 through 2018 that was designed to be performance-based; the 2016 Cash Long-Term Incentive Plan, a cash program that was designed to be time-based (the “2016 Cash LTI”); the 2015 Long-Term Incentive Program (the “2015 LTIP”), a cash program dependent upon the achievement of Company financial goals during fiscal years 2015 through 2017 that was designed to be performance-based; and the 2015 Cash Long-Term Incentive Plan, a cash program that was designed to be time-based (the “2015 Cash LTI”).

Under the LTIP, in the event of a participant’s termination of employment as a result of death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her pro-rated target cash incentive opportunity, but only if (1) the applicable performance measure(s) for the period of the performance period through the month preceding the participant’s termination of employment is equal to or greater than the performance goals for such measure(s), pro-rated through the date of termination, (2) the applicable performance measure(s) is equal to or greater than the performance goals for the applicable performance measure(s) for the performance period and (3) the participant has been employed by us for at least 12 months of the performance period. In the event of voluntary termination or termination with cause (as defined in the relevant plan document) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award. Except as noted above, to be eligible to receive payment of an award, a participant must be actively employed as of the payment date following completion of the performance period.

In the event of a participant’s death or disability before the payment date for his or her award under the 2017 Cash LTI, 2016 Cash LTI or 2015 Cash LTI, a payment will be made with respect to that participant in an amount equal to his or her pro-rated cash incentive opportunity, but only if the participant has been employed by us for at least 12 months of the service period. In the event of voluntary termination or involuntary termination (for any reason other than death or disability) before the vesting date for his or her award, the participant will forfeit all of his or her Cash LTI award.

The 2017 LTIP, 2017 Cash LTI, 2016 LTIP, 2016 Cash LTI, 2015 LTIP, and 2015 Cash LTI are described in further detail below.

2015 Long-Term Incentive Structure: 2015 LTIP and 2015 Cash LTI

For 2015, the LTIP was intended as a performance and time-based incentive program. The named executive officers who participate in the 2015 LTIP and the 2015 Cash LTI are Messrs. Riecker and Schwartz and Ms. Munjal. Upon Mr. Hollar’s departure from the Company in April 2017, Mr. Hollar forfeited his 2015 LTIP and 2015 Cash LTI award.

The 2015 long-term incentive opportunity for Messrs. Riecker and Schwartz and Ms. Munjal is equal to 50% of base salary, of which 75% is under the 2015 LTIP and 25% is under the 2015 Cash LTI.

2015 LTIP

Opportunities for participants under the 2015 LTIP portion of the 2015 long-term incentive opportunity are based on either 100% SHC LTIP EBITDA or a combination of 25% SHC LTIP EBITDA and 75% BOP-based measures.

The Compensation Committee determined the level of financial performance for each performance measure, the performance measure or measures to apply to each business, and which performance measure or measures applies to each participating named executive officer. Threshold, target and maximum goals have been established for all performance measures under the 2015 LTIP.

The 2015 LTIP portion of the 2015 long-term incentive opportunity for Mr. Riecker and Ms. Munjal is based 100% on SHC LTIP EBITDA. The 2015 LTIP portion of the 2015 long-term incentive opportunity for Mr. Schwartz is based 25% on SHC LTIP EBITDA and 75% on Lawn & Garden BOP performance and Tools BOP performance.

2015 Cash LTI

The second component of the 2015 long-term incentive structure is the 2015 Cash LTI.

The 2015 Cash LTI provides the opportunity for participants to receive a long-term incentive payout, provided that the participant is actively employed by the Company on the vesting date, which is the first April 1 following the end of the service period. The service period refers to the applicable fiscal years under which the 2015 Cash LTI award was granted. Awards under the 2015 Cash LTI represent the right to receive cash as soon as administratively feasible after the vesting date but in no case later than the date that is the 15th day of the third month following the vesting date. The service period for the 2015 Cash LTI is the beginning of the Company’s 2015 fiscal year through the end of its 2017 fiscal year. In 2015, Messrs. Riecker and Schwartz and Ms. Munjal received awards of

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$46,875, $40,000 and $59,375, respectively, under the 2015 Cash LTI. Payment of such amounts is contingent upon their remaining actively employed by the Company through April 1, 2018.

2016 Long-Term Incentive Structure: 2016 LTIP and 2016 Cash LTI

For 2016, the LTIP was intended as a performance and time-based incentive program. The named executive officers who participate in the 2016 LTIP and the 2016 Cash LTI are Messrs. Riecker and Schwartz and Ms. Munjal. Upon Mr. Hollar’s departure from the Company in April 2017 and Mr. Zoll’s departure from the Company in June 2017, each forfeited his respective 2016 LTIP and 2016 Cash LTI award.

The 2016 long-term incentive opportunity for Ms. Munjal is equal to 75% of base salary and for each of Messrs. Riecker and Schwartz is 50% of base salary. In each case, 75% of the opportunity is under the 2016 LTIP and 25% is under the 2016 Cash LTI.

2016 LTIP

The 2016 LTIP for the participating named executive officers is based solely on SHC LTIP EBITDA. The Compensation Committee determined the level of financial performance for such performance measure, as well as threshold, target and maximum goals for such performance measure.

2016 Cash LTI

The second component of the 2016 long-term incentive structure is the 2016 Cash LTI.

The 2016 Cash LTI provides the opportunity for participants to receive a long-term incentive payout, provided that the participant is actively employed by the Company on the vesting date, which is the April 1st following the end of the service period. The service period refers to the applicable fiscal years under which the 2016 Cash LTI award was granted. Awards under the 2016 Cash LTI represent the right to receive cash as soon as administratively feasible after the vesting date but in no case later than the date that is the 15th day of the third month following the vesting date. The service period for the 2016 Cash LTI is the beginning of the

Company’s 2016 fiscal year through the end of its 2018 fiscal year. In 2016, Messrs. Riecker and Schwartz and Ms. Munjal received awards of $53,125, $40,000 and $112,500, respectively, under the 2016 Cash LTI. Payment of such amounts is contingent upon their remaining actively employed by the Company through April 1, 2019.

2017 Long-Term Incentive Structure: 2017 LTIP and 2017 Cash LTI

For 2017, the LTIP was intended as a performance and time-based incentive program. The continuing named executive officers who participate in the 2017 LTIP and the 2017 Cash LTI are Messrs. Riecker, Schwartz and Naedele and Ms. Munjal. Upon Mr. Hollar’s departure from the Company in April 2017 and Mr. Zoll’s departure from the Company in June 2017, each forfeited his respective 2017 LTIP and 2017 Cash LTI award.

The 2017 long-term incentive opportunity for Mr. Schwartz and Ms. Munjal is equal to 75% of base salary, of which 75% is under the 2017 LTIP and 25% is under the 2017 Cash LTI. The 2017 long-term incentive opportunity for Mr. Riecker is equal to 100% of base salary, of which 75% is under the 2017 LTIP and 25% is under the 2017 Cash LTI. The 2017 long-term incentive opportunity for Mr. Naedele is equal to 100% of base salary, subject to proration based on his start date with the Company, of which 75% is under the 2017 LTIP and 25% is under the 2017 Cash LTI. The 2017 long-term incentive opportunities were determined based on a combination of several factors including internal equity/job level, prior compensation levels and market rates.

2017 LTIP

The 2017 LTIP provides the opportunity for salaried employees who generally hold a position of vice president or higher to receive a long-term incentive award equal to a percentage of his or her base salary or a dollar amount subject to the attainment of performance goals for a three-year period (fiscal years 2017 through 2019). Awards under the 2017 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of our common stock in lieu of cash, or a combination of cash and shares, upon the achievement of certain performance goals.

The following table summarizes the long-term financial measures that apply to the performance-based portion of the 2017 LTIP for the participating named executive officers:

Named Executive Officer	Target LTIP Opportunity
Edward S. Lampert	N/A
Robert A. Riecker	$650,000
Leena Munjal	$450,000
Robert J. (B.J.) Naedele(a)	$531,960
Perry (Dean) Schwartz	$300,000
Jason M. Hollar(b)	$700,000
Girish Lakshman	N/A
Stephan H. Zoll(b)	$746,750
(a)	Mr. Naedele’s long-term incentive target is 100% of his base salary rate, which is $550,000. This table represents the proration of his long-term incentive target based on his start date in March 2017.
(b)	Upon Mr. Hollar’s departure from the Company in April 2017 and Mr. Zoll’s departure from the Company in June 2017, each forfeited his respective 2017 LTIP award.

The financial performance weighting is based 100% on SHC EBITDA for each participating named executive officer. Under the 2017 LTIP, the threshold level of performance for the LTIP EBITDA measure is 70% of the cumulative target three-year LTIP EBITDA during the performance period.

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A threshold level of performance will generate a payout at 25% of the 2017 LTIP target opportunity and a target level of performance will generate a payout at 100% of the 2017 LTIP target opportunity. The maximum incentive opportunity under the 2017 LTIP is 200% of the participant’s target award amount.

If performance goals are achieved, the Company will pay awards earned under the 2017 LTIP to participants no later than April 15, 2020, provided that the participant is actively employed by the Company on the payment date (unless otherwise prohibited by law).

2017 Cash LTI

The second component of the 2017 long-term incentive structure is the 2017 Cash LTI.

The 2017 Cash LTI provides the opportunity for participants to receive a long-term incentive payout, provided that the participant is actively employed by the Company on the vesting date, which is the April 1st following the end of the service period. The service period refers to the applicable fiscal years under which the 2017 Cash LTI award was granted. Awards under the 2017 Cash LTI represent the right to receive cash as soon as administratively feasible after the vesting date but in no case later than the date that is the 15th day of the third month following the vesting date. The service period for the 2017 Cash LTI is the beginning of the Company’s 2017 fiscal year through the end of its 2019 fiscal year. In 2017, Messrs. Riecker, Schwartz and Naedele and Ms. Munjal received awards of $162,500, $75,000, $132,990 and $112,500, respectively, under the 2017 Cash LTI. Payment of such amounts is contingent upon their remaining actively employed by the Company through April 1, 2020.

Other Compensation Elements

Discretionary Bonuses and Incentives

We have paid, and may in the future pay, sign-on, guarantees and other bonuses where determined necessary or appropriate to attract top executive talent from other companies and motivate or retain key executives or both. Executives we recruit often have unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on bonuses are an effective means of offsetting compensation opportunities executives may forfeit when they leave a former company to join Sears Holdings. The below discusses the additional compensation elements of certain of our continuing named executive officers.

Mr. Naedele’s offer letter provides for a one-time sign-on bonus of $180,000, subject to repayment in full if certain termination events occur within twenty-four (24) months of Mr. Naedele’s start date with the Company. Additionally, Mr. Naedele’s offer letter provides for an additional long-term cash award of $450,000, payable in three installments. Mr. Naedele will receive $100,000 within thirty (30) days of the first anniversary of his start date and $175,000 within thirty (30) days of each of his second and third anniversaries of his start date, provided he is actively employed on the applicable vesting date, and each installment is subject to repayment if terminated by the Company for misconduct or integrity issues within twelve months of the applicable payment date. Furthermore, Mr. Naedele is eligible to receive a special incentive award based on performance metrics determined by the Company for each of fiscal year 2017 ($300,000 prorated from his start date through February 3, 2018), 2018 ($400,000) and 2019 ($500,000), provided he is actively employed on the applicable payment date. For 2017, the performance metric was expansion, activation and profitability of the Shop Your Way partner ecosystem and related businesses. Target performance levels were achieved in part for the 2017 special incentive award; accordingly, Mr. Naedele received $193,694. Mr. Naedele received these compensation awards to induce him to join the Company, to compensate him for other foregone compensation opportunities and in recognition of his expected future contributions to the Company.

In connection with Mr. Schwartz’s promotion to President, Hardlines, Mr. Schwartz was granted a special performance bonus with a target payment opportunity of $200,000. Payment under the special performance bonus was based on the cumulative BOP for certain business units and was payable, if earned, after February 3, 2018. Threshold performance levels were not achieved; accordingly, there will be no payout under the special performance bonus.

Perquisites and Other Benefits

The Company may provide its named executive officers with perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with our overall compensation program. None of its named executive officers received any perquisites or other personal benefits during fiscal year 2017 other than Mr. Naedele, who received certain commuter and relocation payments and tax gross-ups.

Retirement Plans

We provide 401(k) savings plans to allow participants to contribute towards retirement on a pre-tax (including catch-up contributions) and after-tax basis. The U.S. 401(k) savings plan allows pre-tax contributions of up to 50% of eligible compensation (or the limit determined by the Internal Revenue Service) and after-tax contributions of up to 25% of eligible compensation, provided however that in the aggregate these contributions do not exceed 50% of eligible compensation. Notwithstanding the foregoing, effective January 31, 2009, additional contribution restrictions were imposed on plan participants who were highly compensated employees as defined by the Internal Revenue Code. Each named executive officer was subject to these additional contribution restrictions. In addition, the Company has previously suspended its matching contributions to the 401(k) savings plans.

We also maintain a frozen, qualified pension plan, the Sears Holdings Pension Plan 1 (the “Pension Plan”), that provides retirement income to certain legacy Sears, Roebuck and Co. participants. The Company eliminated future benefit accruals for the Pension Plan as of December 31, 2005. No named executive officer, other than Mr. Schwartz, participates in the Pension Plan.

Severance Benefits

Each of our named executive officers other than Mr. Lampert has entered into an executive severance agreement (an “ESA”) with the Company. The ESAs contain non-disclosure, non-solicitation and non-competition restrictions. Additionally, the payments under the ESAs provide individuals a window of time to locate a new position in the marketplace. While the following description of the terms and conditions applies generally to our ESAs with our named executive officers, ESAs with certain of our executive officers may contain different or additional terms and conditions that

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served as additional inducements for those named executive officers to join the Company and, if applicable, are more fully described under “Payments Pursuant to ESAs” starting on page 32. Under the relevant ESA, payments are provided for involuntary termination by the Company without cause (as defined in the ESA) or termination by the named executive officer for “good reason” (as defined in the ESA). Named executive officers, except Mr. Lampert and, if applicable, except as described under the heading “Payments Pursuant to ESAs,” will receive payments equal to one year of annual base salary, subject to mitigation for salary or wages earned from another employer, including self-employment depending on the form of agreement.

If a named executive officer becomes entitled to benefits under the relevant ESA, the named executive officer will be entitled to other Company benefits such as continued participation in Sears Holdings medical and dental plans during the salary continuation period, among other benefits. The forms of ESAs do not have specific change-in-control or similar provisions that would give rise to or impact the payments and benefits to the executive officers.

Fiscal Year 2017 CEO Compensation

On January 28, 2016, the Company and Mr. Lampert agreed to a three year extension of Mr. Lampert’s offer letter dated March 18, 2013. Pursuant to Mr. Lampert’s compensation arrangement, Mr. Lampert is paid an annual base salary of $1, effective as of February 1, 2013, the date on which Mr. Lampert began to serve as our Chief Executive Officer. In addition, during each of the first six years of Mr. Lampert’s service as our Chief Executive Officer, Mr. Lampert (1) participated in the Company’s Annual Incentive Plan, with a target incentive opportunity of $2,000,000 (based in fiscal year 2017 solely on the achievement of the SHC EBITDA goal), payout under which (if any) may be paid, at Mr. Lampert’s election, in cash or in common stock of the Company, and (2) received stock with a value of $4,500,000 per annum, payable in monthly installments subject to his continued service as Chief Executive Officer. For fiscal 2017, the number of shares issued to Mr. Lampert pursuant to his annual equity award through February 3, 2018 totaled 606,469. This total was calculated by dividing $4,500,000 by the value of the Company’s common stock on January 27, 2017 of $7.42 per share, payable in monthly installments and subject to his continued service as Chief Executive Officer. The number of shares to be issued to Mr. Lampert from February 3, 2018 through February 2, 2019 was calculated by dividing $4,500,000 by the value of the Company’s common stock on February 2, 2018 of $2.35, payable in monthly installments and subject to his continued service as Chief Executive Officer. To the extent there is not a sufficient number of shares available under the Company’s equity plans to make any award contemplated under Mr. Lampert’s offer letter, Mr. Lampert will be entitled to receive compensation of substantially equivalent economic value in such form as the Company and Mr. Lampert mutually agree. Mr. Lampert is not eligible to participate in the Company’s long-term incentive programs. He also is not entitled to severance benefits if his employment with the Company is terminated for any reason, and he has not entered into an ESA with the Company.

Certain Tax Consequences

In setting an executive officer’s compensation package in 2017, the Compensation Committee considered the requirements of Internal Revenue Code Section 162(m), which provided that compensation in excess of $1 million paid to certain executive officers was not deductible unless it was performance-based and paid under a program that meets certain other legal requirements. Neither base salary nor time-based cash or equity awards that vest based solely on continued service qualified as performance-based compensation under Section 162(m). Although a significant portion of each executive officer’s 2017 compensation was intended to satisfy the requirements for deductibility under Section 162(m), the Compensation Committee retained the ability to evaluate the performance of our executives and to pay appropriate compensation, even if it had resulted in the non-deductibility of certain compensation under federal tax law.

Following the passage in December 2017 of the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m)’s limit on deductibility has been eliminated, except with regard to certain grandfathered awards.

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EXECUTIVE COMPENSATION

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee is appointed by the Board to fulfill the Board’s responsibilities relating to compensation of our senior officers. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans, policies and programs as they affect the Chief Executive Officer and other senior officers. The Compensation Committee is composed of independent members of the Board and consists of no fewer than two members.

The Compensation Committee has the sole authority to retain or terminate any compensation consultant to be used to assist it in the evaluation of Chief Executive Officer or senior officer compensation and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. No compensation consultant was used by the Compensation Committee in 2017.

The Compensation Committee duties include, but are not limited to:

•	evaluating the Chief Executive Officer’s performance in light of corporate goals and objectives;
•	determining the compensation of named executive officers, including base salaries and annual incentive opportunities;
•	determining cash-based and equity-based awards and opportunities for our named executive officers;
•	reviewing and approving employment agreements, severance arrangements, change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits affecting the Chief Executive Officer and other senior executives;
•	approving incentive compensation plans and programs;
•	serving as the administration committee of the Company’s equity plans; and
•	approving any special or supplemental compensation and benefits for executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

The Compensation Committee also receives periodic reports on our compensation programs as they affect all associates.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, the following directors (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company’s Compensation Committee: Paul G. DePodesta,

Ann N. Reese, and Thomas J. Tisch. There were no interlocks during fiscal year 2017 with other companies within the meaning of the SEC’s proxy rules.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 3, 2018 and in this proxy statement.

Compensation Committee
 Thomas J. Tisch, Chair
Paul G. DePodesta
Ann N. Reese

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Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each person who served as our Chief Executive Officer or our Chief Financial Officer during fiscal year 2017, to our three other most highly compensated executive officers for fiscal year 2017 who were executive officers at the end of the fiscal year and to two additional individuals who served as executive officers during 2017 for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the fiscal year (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary(a)	Bonus(b)	Stock Awards(c)	Non-Equity Incentive Plan Compensation(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(e)	All Other Compensation(f)	Total
Edward S. Lampert	2017	$1	$—	$4,334,738	$—	$—	$—	$4,334,739
Chief Executive Officer	2016	1	—	3,481,636	—	—	—	3,481,637
	2015	1	—	4,300,584	—	—	—	4,300,585
Robert A. Riecker	2017	$624,646	$521,875	$—	$—	$—	$—	$1,146,521
Chief Financial Officer
Leena Munjal	2017	$684,470	$321,706	$29,898	$—	$—	$14,018	$1,050,092
Chief Digital Officer	2016	595,833	300,405	49,488	—	—	14,015	959,741
	2015	568,750	228,394	499,986	—	—	7,022	1,304,152
Robert J. (B.J.) Naedele	2017	$502,083	$676,650	$—	$193,694	$—	$96,201	$1,468,628
Chief Commercial Officer, Shop Your Way
Perry (Dean) Schwartz	2017	$425,164	$140,000	$—	$—	$7,056	$—	$572,220
President, Hardlines
Jason M. Hollar	2017	$179,861	$—	$—	$—	$—	$—	$179,861
Former Chief Financial Officer	2016	624,306	633,333	—	—	—	—	1,257,639
Girish Lakshman	2017	$238,889	$1,000,000	$—	$—	$—	$572,727	$1,811,616
Former President, Fulfillment—	2016	794,444	2,200,000	—	—	—	—	2,994,444
Supply Chain and Sourcing	2015	306,061	1,374,946	4,500,000	—	—	—	6,181,007
Stephan H. Zoll	2017	$307,118	$900,000	$—	$—	$—	$1,379,500	$2,586,618
Former President, Online	2016	478,299	1,225,000	—	—	—	120,484	1,823,783
(a)	In connection with his promotion to Chief Financial Officer, Mr. Riecker’s base salary was increased to $650,000 effective April 21, 2017. In connection with her assuming responsibility for the Company’s Data Analytics function, Ms. Munjal’s base salary was increased to $700,000 effective May 1, 2017. Ms. Munjal was promoted to Chief Digital Officer effective January 1, 2018. In connection with his promotion to President, Tools, Lawn & Garden, Fitness, Sporting Goods and Children’s Entertainment, Mr. Schwartz’s base salary was increased to $400,000 effective January 29, 2017, and in connection with his promotion to President, Hardlines, Mr. Schwartz’s base salary was increased to $425,000 effective April 25, 2017. The amount shown for Mr. Naedele reflects his base salary for the number of days from his effective start date of March 6, 2017 through the end of the fiscal year. The amount shown for Mr. Hollar reflects the salary received through his last day of employment with the Company in April 2017. The amount shown for Mr. Lakshman reflects the salary received through his last day of employment with the Company in May 2017. The amount shown for Mr. Zoll reflects the salary received through his last day of employment with the Company in June 2017.
(b)	The amount for Mr. Riecker reflects a minimum annual bonus of $262,500, pursuant to the terms of his internal action letter dated October 13, 2016, a stay bonus of $212,500, pursuant to the terms of his internal action letter dated August 27, 2015, and payment of his 2015 Cash LTI award. The 2017 amount for Ms. Munjal reflects a stay bonus of $150,000, pursuant to the terms of her internal action letter dated January 29, 2014, a stay bonus of $100,000, pursuant to the terms of her internal action letter dated January 1, 2018, an annual incentive payment of $12,331 and payment of her 2015 Cash LTI award. The amount for Mr. Naedele reflects a minimum annual bonus of $496,650 and a signing bonus of $180,000, each pursuant to the terms of his offer letter dated January 19, 2017. The amount for Mr. Schwartz reflects a minimum annual bonus of $100,000, pursuant to the terms of his internal action letter dated January 31, 2017, and payment of his 2015 Cash LTI award.
(c)	The amounts in this column for Mr. Lampert represent the full grant date fair value of stock awards granted to Mr. Lampert under the Company’s 2013 Stock Plan. The full grant date fair value is the amount the Company expensed in its financial statements. Each monthly installment of shares issued to Mr. Lampert was fully vested on the grant date. See “Fiscal Year 2017 CEO Compensation” in the Compensation Discussion and Analysis section for further discussion of Mr. Lampert’s compensation. The 2015 amount in this column for Ms. Munjal represents the full grant date fair value of a June 1, 2015 stock award granted to Ms. Munjal under the Company’s 2013 Stock Plan. The full grant date fair value is the amount the Company expensed in its financial statements. The 2016 and 2017 amounts in this column for Ms. Munjal represent the fair value of the shares of stock that vested on the first and second anniversaries, respectively, of the grant date.
(d)	The amount for Mr. Naedele reflects a special incentive award of $193,694, which is the prorated targeted amount from his start date in March 2017 through the end of the fiscal year, pursuant to the terms of his offer letter dated January 19, 2017.
(e)	Amounts shown represent the increase in the actuarial present value of benefits under the Pension Plan from January 31, 2017 to January 31, 2018. Accrual of benefits under the Pension Plan was eliminated effective December 31, 2005; accordingly, amounts reported in the Summary Compensation Table reflect the fact that Mr. Schwartz is closer to retirement age as defined under the Pension Plan, as well as other changes in actuarial assumptions. The Pension Plan does not provide for above-market earnings on deferred compensation amounts. Mr. Schwartz is the only named executive officer who participates in the Pension Plan.
(f)	The amounts for Ms. Munjal represent payment of cash rights granted in fiscal year 2015 in connection with the Seritage separation and the Sears Holdings Debt/Warrant offering. In all cases, the cash rights vested during the applicable fiscal year at the same time as the restricted stock with which the cash rights were related. The amount for Mr. Naedele represents commuter and relocation payments (of which $30,000 was for relocation expenses, $37,786 was for commuter expenses and $28,414 was for tax gross-ups). The amount for Mr. Lakshman represents the severance payment made to him in accordance with his ESA from May 16, 2017 through the end of the 2017 fiscal year. The 2017 amount for Mr. Zoll represents the severance payment made to him in accordance with his ESA from June 15, 2017 through the end of the 2017 fiscal year.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The compensation plans under which the grants in the following table were made are generally described under the heading “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement.

		Grant Date for Equity-Based Awards(b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(c)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards(d)
Name	Plan(a)		Threshold	Target	Maximum
Edward S. Lampert	2017 AIP	—	$1	$2,000,000	$4,000,000	—	$—
	2013 Stock Plan	February 28, 2017	—	—	—	50,540	$396,234
	2013 Stock Plan	March 31, 2017	—	—	—	50,539	$580,693
	2013 Stock Plan	April 28, 2017	—	—	—	50,539	$516,509
	2013 Stock Plan	May 31, 2017	—	—	—	50,539	$373,483
	2013 Stock Plan	June 30, 2017	—	—	—	50,539	$447,776
	2013 Stock Plan	July 31, 2017	—	—	—	50,539	$440,700
	2013 Stock Plan	August 31, 2017	—	—	—	50,539	$414,925
	2013 Stock Plan	September 29, 2017	—	—	—	50,539	$368,935
	2013 Stock Plan	October 31, 2017	—	—	—	50,539	$278,470
	2013 Stock Plan	November 30, 2017	—	—	—	50,539	$206,199
	2013 Stock Plan	December 29, 2017	—	—	—	50,539	$180,930
	2013 Stock Plan	January 31, 2018	—	—	—	50,539	$129,885
Robert A. Riecker	2017 AIP	—	$1	$589,225	$1,178,450	—	—
	2017 Cash LTI	—	$162,500	$162,500	$162,500	—	—
	2017 LTIP	—	$121,875	$487,500	$975,000	—	—
Leena Munjal	2017 AIP	—	$1	$506,400	$1,012,800	—	—
	2017 Cash LTI	—	$112,500	$112,500	112,500	—	—
	2017 LTIP	—	$84,375	$337,500	$675,000	—	—
Robert J. (B.J.) Naedele(e)	2017 AIP	—	$1	$496,650	$993,300	—	—
	2017 Cash LTI	—	$132,990	$132,990	$132,990	—	—
	2017 LTIP	—	$99,743	$398,970	$797,940	—	—
	Special Incentive	—	$—	$270,900	$—	—	—
Perry (Dean) Schwartz	2017 AIP	—	$1	$314,404	$628,808	—	—
	2017 Cash LTI	—	$75,000	$75,000	$75,000	—	—
	2017 LTIP	—	$56,250	$225,000	$450,000	—	—
Jason M. Hollar(f)	2017 AIP	—	$1	$700,000	$1,400,000	—	—
	2017 Cash LTI	—	$175,000	$175,000	$175,000	—	—
	2017 LTIP	—	$131,250	$525,000	$1,050,000	—	—
Girish Lakshman(f)	2017 AIP	—	$1	$1,200,000	$2,400,000	—	—
						—	—
Stephan H. Zoll(f)	2017 AIP	—	$1	$725,000	$1,450,000	—	—
	2017 Cash LTI	—	$186,688	$186,688	$186,688	—	—
	2017 LTIP	—	$140,016	$560,063	$1,120,125	—	—
(a)	Messrs. Lampert and Lakshman did not participate in the Long Term Incentive Program.
(b)	This column reflects the grant date of the awards pursuant to Mr. Lampert’s offer letters. See “Fiscal Year 2017 CEO Compensation” in the Compensation Discussion and Analysis section for further discussion of Mr. Lampert’s compensation.
(c)	The amounts in these columns include the threshold, target and maximum amounts for each named executive officer under the 2017 AIP, 2017 Cash LTI and 2017 LTIP, as applicable, and, with respect to Mr. Naedele, under his special incentive award. Amounts under the 2017 Cash LTI are time-based and are not dependent on performance. Each of Mr. Riecker’s, Ms. Munjal’s and Mr. Schwartz’s target opportunity for the 2017 AIP is proportionately based on his or her base salary and AIP target percentages he or she held during fiscal year 2017. Mr. Naedele’s target for his 2017 AIP is prorated from his date of hire through the end of the 2017 fiscal year, and his 2017 LTIP is prorated from his date of hire, each in accordance with the plan administration guidelines. See “2017 Annual Incentive Plan Opportunity” in the Compensation Discussion and Analysis section for further discussion of the named executive officers’ 2017 AIP targets. Other than Mr. Lampert and Ms. Munjal, all continuing NEOs are guaranteed minimum annual bonuses. See footnote (b) to the Summary Compensation Table for information regarding the NEO minimum annual bonuses.
(d)	This column reflects the full grant date fair value of stock granted. The full grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period. See footnote (c) to the Summary Compensation Table for information regarding the fair value of each of Mr. Lampert’s stock awards.
(e)	Mr. Naedele is eligible to receive a special incentive award based on performance metrics determined by the Company for each of fiscal year 2017 ($300,000 prorated from his start date through February 3, 2018), 2018 ($400,000) and 2019 ($500,000), provided he is actively employed on the applicable payment date. For 2017, the performance metric was expansion, activation and profitability of the Shop Your Way partner ecosystem and related businesses.
(f)	In connection with his separation from the Company, Mr. Hollar forfeited his 2017 AIP, 2017 Cash LTI and 2017 LTIP opportunities. In connection with his separation from the Company, Mr. Lakshman forfeited his 2017 AIP opportunity. In connection with his separation from the Company, Mr. Zoll forfeited his 2017 Cash LTI and 2017 LTIP opportunities and will receive an amount equivalent to his target 2017 AIP of $725,000 pursuant to his ESA.

30   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2017 Fiscal Year End

The following table shows the number of shares of unvested restricted stock held by the Company’s named executive officers on February 3, 2018. None of the Company’s named executive officers held stock options on February 3, 2018.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(a)
Edward S. Lampert	—	—
Robert A. Riecker	—	—
Leena Munjal(b)	3,960	$9,306
Robert J. (B.J.) Naedele	—	—
Perry (Dean) Schwartz	—	—
Jason M. Hollar	—	—
Girish Lakshman	—	—
Stephan H. Zoll	—	—
(a)	The market value of the outstanding restricted stock awards represents the product of the number of shares of restricted stock that have not vested multiplied by $2.35, the closing price of our common stock on February 2, 2018, the last trading day of our common stock in fiscal year 2017.
(b)	On June 1, 2015, Ms. Munjal was granted 11,879 shares of restricted stock, which had a value of approximately of $500,000 based on the market closing price of the Company’s common stock on the grant date. The award vests in equal installments on the first, second and third anniversaries of the grant date.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax. None of our named executive officers owned or exercised any stock options during fiscal year 2017.

Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(a)
Edward S. Lampert	606,469	$4,334,738
Robert A. Riecker	—	—
Leena Munjal(b)	3,960	29,898
Robert J. (B.J.) Naedele	—	—
Perry (Dean) Schwartz	—	—
Jason M. Hollar	—	—
Girish Lakshman	—	—
Stephan H. Zoll	—	—
(a)	See footnote (c) to the Summary Compensation Table for information regarding the vesting of Mr. Lampert’s fiscal year 2017 stock awards.
(b)	See footnote (b) to the Outstanding Equity Awards at 2017 Fiscal Year End table for information regarding the vesting of Ms. Munjal’s stock awards.

Pension Benefits

As discussed under “Retirement Plans” in the Compensation Discussion and Analysis on page 20 of this proxy statement, the Company maintains the Sears Holdings Pension Plan 1 (the “Pension Plan”), which provides retirement income to certain legacy Sears, Roebuck and Co. participants. As also discussed above, future benefit accruals for the Pension Plan have been eliminated. The Pension Plan does not provide for above-market earnings on deferred compensation amounts.

•	The accrual of benefits under the Pension Plan was eliminated effective December 31, 2005. Therefore, service after December 31, 2005 is not recognized for benefit accumulation purposes, but is recognized for vesting and early retirement subsidy purposes.
•	Through December 31, 1999, annual retirement benefits for legacy Sears Roebuck and Co. participants under the Pension Plan were based upon credited years of service and the average annual cash compensation of the associate’s highest five successive calendar years of earnings out of the ten years immediately preceding termination of employment (“final average annual compensation”). Benefits earned through December 31, 1988 are reduced by a portion of the participant’s estimated social security benefits.

•	Effective January 1, 2000 through December 31, 2005, retirement benefits for legacy Sears, Roebuck and Co. participants under the Pension Plan were based on the individual’s cash compensation each year instead of his or her final average annual compensation. “Cash compensation” for pension plan purposes generally consists of salary and annual bonus.

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   31

EXECUTIVE COMPENSATION

The table below shows information with respect to the Pension Plan. The years of credited service under the Pension Plan are as of January 31, 2018, rounded to the nearest whole number. The present value of accumulated benefit uses mortality and interest rate assumptions consistent with those used in the Company’s financial statements. See footnote (b) for assumptions used for the present value of accumulated benefit calculation. The only named executive officer eligible for pension benefits is Mr. Schwartz.

	Plan Name	Number of Years Credited Service(a)	Present Value of Accumulated Benefit(b)	Payments During Last Fiscal Year
Perry (Dean) Schwartz	Sears Holdings Pension Plan 1	13	$52,491	—
(a)	The number of years of credited serviced is the number of years in the plan from the first anniversary of the participant’s hire date to the date his or her benefits ceased to accrue.
(b)	The amounts represent the present value of accumulated benefit using the Sears Holdings’ pension measurement date of January 31, 2018. The following assumptions were used in the present value calculation:
•	Election and commencement of benefits at earliest possible retirement age without any benefit reduction due to age, which for legacy Sears, Roebuck and Co. participants under the Pension Plan is age 65.
•	Form of payment for legacy Sears, Roebuck and Co. participants under Sears Holdings Pension Plan 1 is 90% of plan participants electing lump sums, 10% annuities.
•	Mortality for Annuity Benefits: RP-2014 table projected back to 2006 using scale MP-2014 and projected forward to 2018 using scale MP-2017.
•	Mortality for Lump Sum Benefits: PPA Optional Combined Unisex Mortality Table for 2019 with static projection to age 65 using scale MP-2017.
•	An interest rate equal to the discount rate for January 31, 2018 for qualified lump sum payments.
•	Discount rate of 3.75% as of January 31, 2018.
•	No pre-retirement decrements.

Potential Payments Upon Termination of Employment

The amount of compensation paid to each of the named executive officers of the Company in the event of termination of such executive’s employment is discussed below, and potential payouts are detailed in the tables beginning on page 32. The amounts shown assume that such termination was effective as of February 3, 2018, the last business day of fiscal year 2017. Therefore, the tables include amounts earned through such time and are estimates of the amounts which would have been paid to each named executive officer upon his or her termination, subject to mitigation (as applicable). The actual amounts that would have been paid to the executives can be determined only at the time of such executive’s separation from the Company.

Payments Pursuant to ESAs

As described under the heading “Compensation Discussion and Analysis” beginning on page 20, the Company provides payments and benefits to our named executive officers pursuant to ESAs that the Company entered into with each of such executive officers, other than Mr. Lampert, who is not entitled to such payments and benefits and with whom there is no ESA. The amounts shown in the table for termination for “good reason” or termination without “cause” are based on the following agreement provisions, for those named executive officers with ESAs, other than Mr. Hollar who separated from the Company in April 2017, Mr. Lakshman who separated from the Company in May 2017, and Mr. Zoll who separated from the Company in June 2017, as further discussed below.

•	Good Reason:
−	For the named executive officers with ESAs, a termination by the executive officer is for good reason if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual salary and target bonus from those in effect as of the date of the ESA; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the ESA, including the failure of a successor company to assume or fulfill the obligations under the ESA.
•	Cause−A termination by an executive officer is without cause if the executive officer is involuntarily terminated because of job elimination (other than poor performance) or without “cause.”
−	For the named executive officers with ESAs, “cause” generally is defined as (1) a material breach by the executive officer, other than due to incapacity due to a disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and such breach is not remedied by the executive officer in a reasonable period of time after receipt of written notice from Sears specifying such breach; (2) the commission by the executive officer of a felony; or (3) dishonesty and/or willful misconduct in connection with the executive officer’s employment.

Payments and Benefits Upon Termination for “Good Reason” or Without “Cause”

•	For all named executive officers with ESAs, base salary at the rate in effect immediately prior to the date of termination, payable in the form of salary continuation for 12 months, subject to mitigation.

32   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

EXECUTIVE COMPENSATION

•	For all named executive officers with ESAs, continuation of active medical and dental coverage the named executive officer was eligible to participate in prior to the end of employment during the salary continuation period.

For Mr. Naedele, an additional $550,000 would be deemed included in his base salary if his date of termination is prior to April 15, 2018.

Other Payments and Benefits

The forms of ESAs do not provide for payments to the participating named executive officers upon termination of employment due to death, disability or retirement. If a termination had been effective as of February 3, 2018 due to death or disability, the participating named executive officers would have been eligible to receive payments under the Company’s annual and long-term incentive programs, as provided below.

An eligible named executive officer will not be entitled to payment under the ESAs in the event of termination for “cause” or voluntary termination.

Under the ESAs, the named executive officers agree to non-disclosure of confidential information, non-solicitation and non-compete covenants, as well as a release of liability for certain claims against the Company.

Separation of Executive Officers

Effective April 29, 2017, Mr. Hollar ceased serving as our chief financial officer. In connection with Mr. Hollar’s separation from the Company, Mr. Hollar forfeited his 2017 annual incentive and LTIP awards. Mr. Hollar did not receive any additional compensation in connection with his departure from the Company.

Effective May 16, 2017, Mr. Lakshman ceased serving as an executive officer of the Company. In accordance with the terms of his pre-existing ESA, Mr. Lakshman forfeited his 2017 annual incentive award, but received the sum of his annual base salary of $800,000, payable in the form of salary continuation for 12 months, and will remain eligible to enroll in the Company’s benefit plans for 12 months.

Effective June 15, 2017, Mr. Zoll ceased serving as an executive officer of the Company. In accordance with the terms of his pre-existing ESA, Mr. Zoll will receive (i) the sum of his annual base salary of $725,000, (ii) an amount equivalent to his 2017 target bonus of $725,000, payable in the form of salary continuation for 12 months and (iii) an amount equal to his unpaid stay bonus under the terms of his offer letter of $500,000, and he will remain eligible to enroll in the Company’s benefit plans for 12 months.

Payments Pursuant to Incentive Compensation Programs

2017 Annual Incentive Plan

If a continuing named executive officer with an ESA voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death), he or she will forfeit his or her 2017 AIP award, except as prohibited by law.

If a named executive officer with an ESA has a termination of employment with the Company because of death or disability, the named executive officer will be entitled to a prorated payment through the termination date if the financial criteria under the 2017 AIP are satisfied. The proration would be based upon a fraction, the numerator of which is the number of full days worked on active payroll during fiscal year 2017 and the denominator of which is the number of full days in fiscal year 2017. Messrs. Riecker and Schwartz and Ms. Munjal would have received $14,348, $22,712 and $12,331, respectively, under the 2017 AIP in the event of death or disability because their financial goals pertaining to their respective AIP assignments were achieved in part. Mr. Naedele would not have been entitled to a distribution under the 2017 AIP in the event of death or disability because the financial goals pertaining to his AIP assignment was not achieved.

2015 Long-Term Incentive Program; 2016 Long-Term Incentive Program; 2017 Long-Term Incentive Program

Any awards under the 2015 LTIP, 2016 LTIP and 2017 LTIP are subject to forfeiture by a named executive officer with an ESA in the event of voluntary termination of employment (for any reason other than disability) or involuntary termination for any reason (other than death), except as prohibited by law. If such a named executive officer’s employment is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial goals under the 2015 LTIP, 2016 LTIP or 2017 LTIP, as of the termination date, equal or exceed the applicable performance goals and the named executive officer was a participant in the applicable LTIP for at least 12 months of the performance period. Any proration would be based on a fraction, the numerator of which is the number of full months during the performance period in which the executive was a participant, and the denominator of which is the number of full months in the applicable performance period.

As of February 3, 2018, the financial performances under the 2015 LTIP, 2016 LTIP and 2017 LTIP were not equal to or in excess of the applicable performance goals, and therefore, no named executive officer participating in the 2015 LTIP, 2016 LTIP or 2017 LTIP would have been entitled to any payments under these plans in the event of death or disability on such date.

2015 Cash Long-Term Incentive Plan; 2016 Cash Long-Term Incentive Plan; 2017 Cash Long-Term Incentive Plan

If a named executive officer with an ESA voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death) prior to the applicable vesting date, he or she will forfeit his or her 2015 Cash LTI award, 2016 Cash LTI award and 2017 Cash LTI award, if any, in each case except as prohibited by law. If such named executive officer’s employment is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the named executive officer was employed by the Company or one of its subsidiaries for at least 12 months of the three year service period. As of February 3, 2018, Messrs. Riecker and Schwartz and Ms. Munjal would have been employed for at least 12 months of the 2015, 2016 and 2017 Cash LTI Plans’ respective service periods, and therefore would be entitled to payments under this program in the event of death or disability.

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   33

EXECUTIVE COMPENSATION

Potential Payments Upon Termination of Employment

The table below summarizes the potential payouts to our named executive officers, other than for Messrs. Hollar, Lakshman and Zoll, for the specified termination events assuming such termination occurred on February 3, 2018. Mr. Hollar separated from the Company in April 2017 and is receiving no additional compensation. Mr. Lakshman separated from the Company in May 2017 and Mr. Zoll separated from the Company in June 2017, and each is receiving payments and benefits pursuant to his respective ESA, as further discussed above.

Edward S. Lampert(a)	Salary Continuation	Continuation of Medical/ Welfare Benefits(b)	AIP Payment	Stay Bonus	LTIP Payment	Cash LTI Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$—	$—	$—	$—	$—	$—	$—	$—
Termination without Cause	—	—	—	—	—	—	—	—
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	—	—	—
Robert A. Riecker	Salary Continuation	Continuation of Medical/ Welfare Benefits(b)	AIP Payment	Stay Bonus	LTIP Payment	Cash LTI Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$650,000	$9,468	$—	$—	$—	$—	$—	$659,468
Termination without Cause	650,000	9,468	—	—	—	—	—	659,468
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	—	14,348	—	—	130,331	—	144,679
Termination due to Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	—	14,348	—	—	130,331	—	144,679
Leena Munjal	Salary Continuation	Continuation of Medical/ Welfare Benefits(b)	AIP Payment	Stay Bonus(c)	LTIP Payment	Cash LTI Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$700,000	$9,468	$—	$—	$—	$—	$—	$709,468
Termination without Cause	700,000	9,468	—	300,000	—	—	—	1,009,468
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	—	12,331	—	—	163,930	—	176,261
Termination due to Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	—	12,331	—	—	163,930	—	176,261
Robert J. (B.J.) Naedele	Salary Continuation(d)	Continuation of Medical/ Welfare Benefits(b)	AIP Payment	Stay Bonus	LTIP Payment	Cash LTI Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$1,100,000	$—	$—	$—	$—	$—	$—	$1,100,000
Termination without Cause	1,100,000	—	—	—	—	—	—	1,100,000
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	—	—	—

34   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

EXECUTIVE COMPENSATION

Perry (Dean) Schwartz	Salary Continuation	Continuation of Medical/ Welfare Benefits(b)	AIP Payment	Stay Bonus	LTIP Payment	Cash LTI Payment	Accelerated Vesting of Restricted Stock	Total(e)
Termination for Good Reason	$425,000	$9,468	$—	$—	$—	$—	$—	$434,468
Termination without Cause	425,000	9,468	—	—	—	—	—	434,468
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	—	22,712	—	—	87,448	—	110,160
Termination due to Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	—	22,712	—	—	87,448	—	110,160
(a)	Mr. Lampert is not entitled to severance benefits if his employment with the Company is terminated for any reason, and has not entered into an ESA with the Company. Accordingly, he would not have received any benefits if his employment had terminated on February 3, 2018.
(b)	For Messrs. Riecker, Naedele and Schwartz and Ms. Munjal, the amounts represent the continuation of medical benefits for one year.
(c)	For Ms. Munjal, the amount represents the aggregate amount of stay bonus payments that she would have been entitled to if her employment was involuntarily terminated by us without cause on February 3, 2018.
(d)	For Mr. Naedele, Salary Continuation includes an additional $550,000 that would be deemed included in his base salary if his date of termination is prior to April 15, 2018.
(e)	Total does not include benefits accrued by Mr. Schwartz under the Pension Plan. Such amounts are set forth above under the caption “Pension Benefits.”

Pay Ratio Disclosure

As required by SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees, other than our Chief Executive Officer, to the annual total compensation of Mr. Lampert, our Chief Executive Officer.

Identification of Median Employee

We selected January 15, 2018 as the date on which to determine our median employee. As of that date, we had approximately 90,725 employees worldwide, of which approximately 90,245 employees were located in the United States and U.S. territories. As permitted by SEC rules, for purposes of identifying the median employee, we excluded employees located in Bangladesh (approximately 50 employees), China (approximately 80 employees), India (approximately 40 employees), Israel (approximately 80 employees) and Hong Kong (approximately 230 employees).

For purposes of determining the median employee, we used gross Medicare wages for our fiscal year ended February 3, 2018.

Using this methodology, we determined that our median employee was a part-time hourly associate working at one of our Sears Full-line Stores. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required by SEC rules. This calculation is the same calculation used to determine total compensation for purposes of the 2017 Summary Compensation Table with respect to each of the named executive officers.

Ratio

Based on the foregoing, for our 2017 fiscal year:

•	The median of the annual total compensation of all of our employees, other than Mr. Lampert, was $16,442.
•	Mr. Lampert’s annual total compensation, as reported in the Total column of the 2017 Summary Compensation Table, was $4,334,739.
•	Based on this information, the ratio of the annual total compensation of Mr. Lampert to the median of the annual total compensation of all employees is estimated to be 264 to 1.

Supplemental Disclosure

In addition to the foregoing disclosure, which is required by SEC rules, we are providing the following supplemental disclosure about the annual total compensation of our salaried employees. For our 2017 fiscal year, the median annual total compensation of our salaried employees, other than Mr. Lampert, was $65,358. Based on this information, the ratio of the annual total compensation of Mr. Lampert to the median of the annual total compensation of all salaried employees is estimated to be 66 to 1.

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   35

COMPENSATION OF DIRECTORS

The following table shows information concerning the compensation paid to non-employee directors who served on the Board during fiscal year 2017.

Name	Fees Earned or Paid in Cash	Total
C. Alvarez(a)	$21,370	$21,370
B. Berkowitz(b)	—	—
P. DePodesta	60,000	60,000
K. Kamlani	60,000	60,000
W. Kunkler	60,000	60,000
A. Reese	70,000	70,000
T. Tisch	60,000	60,000
(a)	Mr. Alvarez retired as a director of the Company, effective at the Company’s 2017 Annual Meeting of Stockholders held on May 10, 2017. His compensation for his service as a director was pro-rated as of his retirement date.
(b)	Mr. Berkowitz resigned as a director of the Company, effective October 31, 2017. During his service on the board, Mr. Berkowitz had requested to forego any compensation for his service as a non-employee director of the Company.

Sears Holdings provides its non-employee directors an annual cash retainer in the amount of $60,000 for serving as a director of the Company, except that Ms. Reese receives an additional $10,000 retainer for service as chair of the Audit Committee.

36   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

ITEM 2.	ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an annual opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

At the Company’s annual meeting of stockholders held in May 2017, over 99% of the votes cast on the advisory vote to approve the compensation of our named executive officers were voted in favor of the proposal. The Compensation Committee believes this affirms our stockholders’ support for the Company’s approach to executive compensation.

In addition, at the Company’s annual meeting of stockholders held in May 2017, the stockholders approved, by an advisory vote, one year as the frequency of the advisory vote to approve the compensation of the Company’s named executive officers. Based on these results, the Company determined to continue to hold an annual advisory vote on the compensation of the Company’s named executive officers until the next required vote on the frequency of stockholder votes on the compensation of named executive officers.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek, to the extent practicable, to link the compensation of our named executive officers with the Company’s performance. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking in the short term. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2017 compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. However, the Board and Compensation Committee value the opinions expressed by our stockholders in their vote on this proposal, and will continue to consider the outcome of the vote when making future compensation decisions and policies regarding our named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers as described in this proxy statement.

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   37

ITEM 3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 3 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2018.

Representatives of Deloitte will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

The Board and the Audit Committee recommend a vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2018.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, for each of the past two fiscal years:

	Fiscal Year 2017	Fiscal Year 2016
Audit Fees(1)	$7,419,000	$6,631,000
Audit-Related Fees(2)	2,082,000	6,296,000
Tax Fees(3)	559,000	921,000
All Other Fees(4)	1,588,000	170,000
Total	$11,648,000	$14,018,000
(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and internal control over financial reporting and review of the quarterly financial statements, including certain accounting consultations in connection with the audit, consents and other SEC matters as well as audit services in connection with statutory or regulatory filings.
(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In 2017 and 2016, this category consisted primarily of services related to audits and related accounting consultations in connection with divestitures, service auditors’ examination procedures, and employee benefit plan audits.
(3)	Tax Fees consist of fees for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled$335,000 and $586,000 in 2017 and 2016, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advisory services totaled $224,000 and $335,000 in 2017 and 2016, respectively.
(4)	All Other Fees consist of fees for permitted compliance and accounting advisory services and permitted financial and tax due diligence services.

The Audit Committee must pre-approve all services of our independent registered public accounting firm as required by its charter and the rules of the SEC. Each fiscal year, the Audit Committee approves an annual estimate of fees for services, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. In addition, the Audit Committee will evaluate known potential services of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approve or reject each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve services on behalf of the Audit Committee in the event a need arises for pre-approval between Audit Committee meetings and in the event the services were within the annual estimate but not specifically approved. If the Audit Committee Chair so approves any such services, she will report that approval to the full Audit Committee at the next Audit Committee meeting.

All of the audit, audit-related and tax services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

38   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

ITEM 3.   RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the NASDAQ listing rules. The Audit Committee Charter complies with the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed the audited financial statements of Sears Holdings Corporation for the fiscal year ended February 3, 2018 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Sears Holdings Corporation be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 3, 2018.

Audit Committee
 Ann N. Reese, Chair
William C. Kunkler, III
Thomas J. Tisch

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   39

ITEM 4.	STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR OF THE BOARD OF DIRECTORS

We expect the following stockholder proposal to be presented at the Annual Meeting. As required by SEC rules, the Company will provide information regarding the name, address and number of shares of common stock held by the proponent promptly upon receiving an oral or written request for such information.

The Board has recommended a vote AGAINST this proposal for the reasons set forth following the proposal.

The Board disclaims any responsibility for the content of the proposal and its supporting statement, which are presented exactly in the form received by the Company.

STOCKHOLDER PROPOSAL AND SUPPORTING STATEMENT

RESOLVED, that shareholders ask that Sears adopt a policy, and amend other governing documents as necessary, to require that the Board’s Chair be held by an independent director, as defined in accordance with applicable requirements of The NYSE. This independence requirement shall apply prospectively, so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent Chair if a current Chair ceases to be independent between annual shareholder meetings.

Supporting Statement:

Having a combined Board Chair/CEO role, as Sears does, represents risky governance and puts shareholders at risk.

1.	The role of management is to run the company; and
2.	the Board’s role is to provide independent oversight of management; therefore
3.	there is a potential conflict of interest and lack of checks and balances when a company’s top executive is his or her own overseer.

A non-independent Chairman may weaken that company’s governance structure and harm shareholder value. As Intel’s former Chair Andrew Grove stated: “If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?”

Increasingly, board members seem to agree. According to a Sullivan & Cromwell survey of 400 Board members, approximately 70% of respondents believe the head of management should not concurrently Chair the Board.

Indeed, shareholders are best served by an independent Board Chair who can provide a balance of power between the company and its Board and support strong Board leadership. The primary duty of a Board of Directors is to oversee company management on behalf of its shareholders. We believe a non-independent Chairman position creates a conflict of interest, resulting in excessive influence by, and oversight of, management.

Not surprisingly, numerous institutional investors recommend that Board Chairs be independent directors. For example, the California Public Employees’ Retirement System (CalPERS)—America’s largest public pension fund—encourages such a policy. And proxy analysis and voting firm Institutional Shareholder Services (ISS) recommends voting in favor of proposals such as this one which seek policies to ensure the Board Chair is an independent director.

We believe that ensuring the Board Chair position is held by an independent director would benefit the company and its shareholders and encourage shareholders to vote FOR this proposal.

THE COMPANY’S STATEMENT IN OPPOSITION TO THE PROPOSAL

The Board recommends you vote AGAINST this proposal.

The Board should retain the flexibility to determine the most effective leadership structure.

The Company’s leadership structure is designed to provide the most effective oversight for our stockholders. The Board believes that in order to continue to provide the most effective structure, flexibility is critical. The proponent seeks to impose a “one size fits all” leadership structure. However, there is no leadership model that is universally or permanently appropriate in all circumstances. In fulfilling its fiduciary duties, the Board believes it should have the ability to choose the individual it believes is most qualified and capable to act as its chairman. Eliminating the flexibility to select the structure of leadership based on the facts and circumstances at a particular point in time is unnecessarily constraining.

The Board’s governance policies and practices provide for strong, independent leadership.

The Board is comprised of six Directors, four of whom are independent in accordance with NASDAQ rules. Each independent Director exercises meaningful and vigorous oversight. Further, the independent Directors meet regularly in executive sessions without management present. At each of the sessions, a lead independent director may be appointed in accordance with the Company’s By-Laws.

The Board believes that the Company’s corporate governance policies and practices, as codified in the Corporate Governance Guidelines, combined with the strength and powers granted to our independent Directors serve to minimize any potential conflicts that may arise from combining the roles of chief executive officer and chairman.

40   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

ITEM 4.   STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR OF THE BOARD OF DIRECTORS

The Board regularly reviews and evaluates the Board’s leadership structure.

At least annually, the Board engages in a self-evaluation to assess whether it is functioning effectively. As part of this assessment, the Nominating and Corporate Governance Committee, which is comprised entirely of independent directors, leads a confidential assessment process under which each individual director comments on the performance of the Board. This report is then presented to the Board with a full assessment of the Board’s performance and possible areas of improvement. If, as part of this assessment, the Board were to determine that an independent chairman is in the best interests of the stockholders, the Board would take the action necessary to make that change.

We are not aware of any conclusive evidence that requiring an independent chairman delivers superior stockholder value nor is such a requirement the norm at large companies.

The Board recognizes there are different philosophies regarding which leadership structure leads to best operational or governance results and, in turn, delivers superior stockholder value. However, we are not aware of any conclusive empirical data establishing any correlation between an independent chairman requirement and stock performance.

For all of the foregoing reasons, the Board recommends you vote AGAINST this proposal.

SEARS HOLDINGS CORPORATION - 2018 Proxy Statement   41

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to use their discretionary authority to vote in accordance with their judgment on such business.

2019 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you want to include a stockholder proposal in the proxy statement for our 2019 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, it must be delivered to the Company not later than November 29, 2018, and it must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting. However, if the date of our 2019 Annual Meeting changes by more than 30 days from the anniversary of the date of our 2018 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2019 Annual Meeting.

If you want to submit a stockholder proposal for our 2019 Annual Meeting, but you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal on or prior to the date that is 90 days before the 2019 Annual Meeting. However, if the 2019 Annual Meeting is not held on or within eight days of May 28, 2019, and if we provide you with less than 100 days’ notice or public disclosure of the 2019 Annual Meeting date, your notice must not be received later than the 10th day following the date on which we give notice or public disclosure of the date of the 2019 Annual Meeting. Your notice must also include the information required by our By-Laws.

All stockholder proposals must be delivered to the Company at the following address: Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and the beneficial holders of more than 10% of our common stock to file reports of ownership and changes in ownership with respect to our common stock with the SEC. Based on a review of these reports and written representations from our directors and executive officers that no other reports were required, all Section 16(a) filing requirements were met during fiscal year 2017.

Solicitation of Proxies

The proxies are solicited by our Board of Directors. We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, by facsimile transmission or through the Internet.

IMPORTANT NOTE ON VOTING

The interest and cooperation of all stockholders in the affairs of Sears Holdings Corporation are considered to be of the greatest importance by your management. Even though you expect to attend the Annual Meeting, it is requested that, whether your share holdings are large or small, you promptly vote by telephone, through the Internet or by mail (if you received your proxy materials by mail).

42   SEARS HOLDINGS CORPORATION - 2018 Proxy Statement

SEARS HOLDINGS CORPORATION 3333 BEVERLY ROAD HOFFMAN ESTATES, IL 60179	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To allow sufficient time for the trustees of the Sears Holdings Plans to tabulate the vote of the plan shares, you must vote by telephone or Internet or return this proxy so that it is received by 5:00 p.m. Eastern Time on May 7, 2018.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2018. Have your proxy card in hand when you call and then follow the instructions. To allow sufficient time for the trustees of the Sears Holdings Plans to tabulate the vote of the plan shares, you must vote by telephone or Internet or return this proxy so that it is received by 5:00 p.m. Eastern Time on May 7, 2018.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E39175-P04068 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEARS HOLDINGS CORPORATION The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors			☐	☐	☐
Nominees:
	01)	Paul G. DePodesta	04) Edward S. Lampert
	02)	Kunal S. Kamlani	05) Ann N. Reese
	03)	William C. Kunkler, III	06) Thomas J. Tisch

The Board of Directors recommends you vote FOR the following:								For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers.							☐	☐	☐

The Board of Directors and the Audit Committee recommends you vote FOR the following:

3.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2018.							☐	☐	☐

The The Board of Directors recommends you vote AGAINST the following:

4.	Stockholder proposal regarding an independent Chair of the Board of Directors.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

				Yes	No

Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly as your name or names appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

ADMISSION TICKET

You should present this admission ticket in order to gain admittance to the 2018 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

DIRECTIONS TO SEARS HOLDINGS CORPORATION

Directions from Midway Airport:

Take Cicero Avenue North to I-290, Eisenhower Expressway, West and exit on I-90, Northwest Tollway, West, towards Rockford. Stay on I-90 West to the exit at Beverly Road and proceed North (right). You will see the Sears Holdings Entrance on the right. Turn right into the Sears Holdings complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, West, towards Rockford. Exit at Beverly Road and proceed North (right). You will see the Sears Holdings Entrance on the right. Turn right into the Sears Holdings complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from West to Route 59:

Take I-90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Rt. 59 and proceed North. At Higgins Road (Rt. 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road, turn left and proceed South. You will see the Sears Holdings Entrance on the left. Turn left into the Sears Holdings complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E39176-P04068

Sears Holdings Corporation
This Proxy is Solicited on Behalf of the Board of Directors
of Sears Holdings Corporation
May 9, 2018

The undersigned, revoking any proxy previously given, hereby appoint(s) Robert A. Riecker, Stephen L. Sitley and Luke J. Valentino, all of whom are officers of Sears Holdings Corporation, and each of them as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of Sears Holdings Corporation to be held on May 9, 2018, at 9:00 a.m. Central Daylight Time, and at any adjournment or postponement of the meeting, and authorizes each proxy to vote at his discretion on any other matter that may properly come before the meeting, or at any adjournment or postponement of the meeting INCLUDING WITHOUT LIMITATION TO VOTE ON THE ELECTION OF SUCH SUBSTITUTE NOMINEES FOR DIRECTOR AS SUCH PROXIES MAY SELECT IN THE EVENT THAT ANY NOMINEE(S) NAMED ON THIS PROXY CARD BECOME(S) UNABLE TO SERVE AS A DIRECTOR.

This card also provides voting instructions for any common shares held on the undersigned’s behalf in the Sears Holdings Savings Plan, the Sears Holdings Puerto Rico Savings Plan, and the Sears Holdings Corporation Associate Stock Purchase Plan brokerage account.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors, FOR proposals 2 and 3 and AGAINST proposal 4, except for any shares the undersigned holds in the Sears Holdings Savings Plan and the Sears Holdings Puerto Rico Savings Plan, which will be voted according to the rules of those plans, and his or her Sears Holdings Corporation Associate Stock Purchase Plan brokerage account, which will not be voted.

SEE REVERSE SIDE